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                                                                    EXHIBIT 10.8

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                     NGL OUTPUT PURCHASE AND SALE AGREEMENT



                                     Between



                               GPM GAS CORPORATION


                                       and

                       PHILLIPS 66 COMPANY, A DIVISION OF
                           PHILLIPS PETROLEUM COMPANY



                                 JANUARY 1, 2000

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                     NGL OUTPUT PURCHASE AND SALE AGREEMENT

                                TABLE OF CONTENTS

ARTICLE                                                                                                           PAGE
-------                                                                                                           ----

I.       Definitions...............................................................................................1
II.      Term......................................................................................................4
III.     Quantity..................................................................................................5
IV.      Price.....................................................................................................10
V.       Quality...................................................................................................12
VI.      Settlement, Invoicing and Payment.........................................................................18
VII.     Measurement, Sampling and Analysis........................................................................19
VIII.    Custody, Title, and Risk of Loss..........................................................................22
IX.      Dispute Resolution........................................................................................23
X.       Force Majeure.............................................................................................26
XI       Taxes.....................................................................................................27
XII.     Notices...................................................................................................27
XIII.    Records and Audit.........................................................................................28
XIV.     Confidentiality...........................................................................................29
XV.      Miscellaneous Provisions..................................................................................30

Exhibits

Exhibit A         Delivery Points
Exhibit B         Specifications
Exhibit C         Reference Prices
Exhibit D         Transportation and Fractionation Variables
Exhibit E         Provisions Regarding Benedum Analyzer
Exhibit F         Form of Guaranty
Exhibit G         Bushton Plant Systems

                     NGL OUTPUT PURCHASE AND SALE AGREEMENT


     THIS NGL OUTPUT PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into effective as of the1st day of January, 2000 by and between PHILLIPS 66 COMPANY, a division of PHILLIPS PETROLEUM COMPANY, a Delaware corporation ("Buyer"), and GPM GAS CORPORATION, a Delaware corporation ("Seller"). Buyer and Seller are sometimes referred to individually herein as a "Party" and collectively as the "Parties."

W I T N E S S E T H:

     WHEREAS, Seller owns or controls and has the right to dispose of certain quantities of NGL's (as herein defined);

     WHEREAS, Seller may from time to time acquire or develop additional quantities of NGL's; and

     WHEREAS, Seller desires to sell such NGL's to Buyer, and Buyer desires to purchase the same from Seller.

     NOW THEREFORE, in consideration of the mutual and dependent promises contained herein, Seller and Buyer agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 The following words and terms, when capitalized herein, shall have the respective meanings set forth in this Article I:

(a) "Affiliate" means any company, corporation or other entity which, through the ownership of stock or otherwise, directly or indirectly controls, is controlled by, or is under common control with, another entity. An entity shall be deemed to control another entity if it has the direct or indirect right to select the management of such other entity.

(b)  "Arbitration Notice" shall have the meaning set forth in Article IX.

(c) "Austin Region" means the Giddings Plant and the gas gathering systems associated therewith located in Bastrop, Brazos, Burleson, Fayette, Grimes, Lavaca, Lee and Washington counties in Texas, and such related counties into which Seller or gatherers who are Affiliates of Seller may extend their gas gathering systems in south central Texas from time to time.

(d)  "Barrel" or "Bbl" means forty-two (42) U.S. gallons.

(e) "Business Day" means any Day other than a Saturday, Sunday or legally recognized holiday of the United States of America.

(f) "Calendar Quarter" means a period of three (3) Months commencing on the first Day of January, April, July or October in any calendar year.

(g) "Condensate" means hydrocarbon drip, condensate, compression, and stabilizer liquids (excluding slop oil) which are:

     (i) condensed from natural gas that is produced in association with the normal production of crude oil up to, and including, the crude oil collection tanks; or

     (ii) condensed from the gas phase associated with the normal production and gathering of raw natural gas from the wellhead to the inlet of a natural gas processing plant, including liquids collected and removed at the inlet receiver.

(h) "Day" means a period of twenty-four (24) consecutive hours commencing at 7:00 a.m. central time (either standard or daylight savings, as applicable).

(i) "Delivery Point" means each point of delivery described in Exhibit "A," any point of delivery added to this Agreement pursuant to Section 3.5 and any other mutually agreeable point of delivery.

(j)  "Effective Date" shall have the meaning set forth in Article II.

(k)  "Force Majeure" shall have the meaning set forth in Article X.

(l) "Gallon" means a U.S. gallon of two hundred thirty-one (231) cubic inches of liquid corrected for temperature to Sixty Degrees Fahrenheit (60(degree)F) and at the equilibrium vapor pressure of the liquid.

(m) "Month" means a period of time commencing on the first Day of a calendar month and ending at the beginning of the first Day of the following calendar month.

(n) "New Mexico Region" means the Artesia, Eunice and Linam Ranch Plants, and the gas gathering systems associated therewith located in Chaves, Eddy, and Lea counties in New Mexico, and Gaines and Loving counties in Texas, and such related counties into which Seller or its Affiliates may extend their New Mexico gas gathering systems from time to time.

(o) "New Plant" means a gas processing plant not described on Exhibit "A" at which Seller delivers or intends to deliver natural gas, where such natural gas originates in whole or in part in the counties where natural gas is currently gathered and supplied to Plants which are described on Exhibit "A," or into which the same may be extended.

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(p)  "NGL" or "NGL's" means the raw mixture of natural gas liquids (consisting predominantly of ethane (C2), propane (C3), isobutane (i-C4), normal butane (n-C4) and pentanes plus (C5+), each of which are hereinafter sometimes referred to singularly as an "NGL Component" and collectively as "NGL Components") which are (i) condensed, adsorbed or absorbed from or separated out of the natural gas when processed in the Plants, or (ii) delivered in the form of Y-2 Product.

(q) "NGL Component Price" means the Monthly price in dollars per Barrel for the NGL Components delivered at each Delivery Point, as provided in Article IV.

(r)  "Off-Specification NGL" has the meaning set forth in Article V.

(s) "Oklahoma Region" means the Kingfisher, Okarche, Mooreland, Cimarron, and Binger Plants, and the gas gathering systems associated therewith located in Alfalfa, Blaine, Caddo, Canadian, Cleveland, Custer, Dewey, Ellis, Garfield, Grady, Kingfisher, Logan, Major, Oklahoma, Roger Mills, Woods and Woodward counties of Oklahoma, and such related counties into which Seller or its Affiliates may extend their central and western Oklahoma gas gathering systems from time to time.

(t) "Plants" means the gas processing plants and other facilities described in Exhibit "A."

(u) "Panhandle Region" means the Dumas, Rock Creek, and Sherman-Hansford, Plants (excluding the Bushton Plant), the Sneed and Gray compressor stations, and the gas gathering systems of Seller and its related Affiliates associated therewith located in Clark, Comanche, Meade, Morton and Seward counties in Kansas, and Beaver, Cimarron, Ellis, Harper, Texas, and Woods counties in Oklahoma, and Carson, Dallam, Gray, Hansford, Hartley, Hemphill, Hutchinson, Lipscomb, Moore, Ochiltree, Potter, Roberts, Sherman, and Wheeler counties in Texas, and such related counties into which Seller or its Affiliates may extend their Oklahoma and Texas Panhandle, northwest Oklahoma, and southwest Kansas gathering systems from time to time.

(v) "Preexisting Delivery or Sale Obligations" means contracts entered into prior to Seller's acquisition of an interest in a gas gathering or processing plant asset or prior to Seller's arrangement of deliveries of natural gas to a New Plant, that require that (i) the NGL's produced from gas gathered in such system, delivered to a New Plant and processed into NGL's, or (ii) the NGL's from such New Plant, be delivered or sold to a party other than Buyer.

(w) "Region" shall mean the Austin Region, the New Mexico Region, the Oklahoma Region, the Panhandle Region, and the West Texas Region, respectively.

(x) "Senior Management" means, with respect to Buyer, the Executive Vice President in charge of Buyer's Downstream Division and, in the case of Seller, its President (or their respective functional successors).

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(y)  "West Texas Region" means the Fullerton, Goldsmith, Spraberry, and Benedum
     Plants and the gas gathering systems associated therewith located in Andrews, Crane, Crockett, Dawson, Ector, Gaines, Glasscock, Howard, Martin, Midland, Mitchell, Pecos, Reagan, Sterling, Terry, Upton, Ward, Winkler, and Yoakum counties in Texas, and such related counties into which Seller may extend its gas gathering system from time to time.

(z) "Year" means a period of twelve (12) consecutive Months commencing on the Effective Date, and shall also include each successive twelve (12) Month period during the term hereof.

(aa) "Y-1 Products " means NGL's described in clause (i) of the definition of the term "NGL's."

(bb) "Y-2 Products" means Condensate from the Panhandle Region.

References herein to Articles, Sections and Exhibits shall mean the Articles and Sections of, and the Exhibits attached to, this Agreement. All Exhibits mentioned in this Agreement are incorporated by reference as if set out herein in full.

                                   ARTICLE II

                                      TERM

2.1 PRIMARY TERM. This Agreement shall become effective on January 1, 2000 (the "Effective Date"), regardless of the date of execution, and shall continue for a primary term of fifteen (15) Years thereafter.

2.2 RENEWAL TERMS; NOTICE OF TERMINATION. The term shall be extended after the primary term for successive five (5) Year terms, unless written notice of termination is delivered by either Party to the other not less than three (3) Years prior to the end of the primary term or any succeeding five (5) Year term.

2.3 PHASE DOWN PERIOD. Commencing with the first year following the term in which notice of termination has been given, the Phase Down Period shall begin. The Phase Down Period shall continue for four (4) years, and shall terminate on the first day of the fifth Year. Not later than one (1) year prior to the beginning of the Phase Down Period, the Parties shall negotiate with respect to the quantities of Products to be sold and delivered during each successive year. In the event that the Parties are unable to agree with respect thereto, the percentage of the NGL's owned, controlled or otherwise available for sale which are to be sold and delivered hereunder during each Year of the Phase Down period shall be equal to the percentages shown in the following table:

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
               Year of Phase Down                Percentage
                    Period
               ------------------                ----------
                      1                              80%
               ------------------                ----------
                      2                              60%
               ------------------                ----------
                      3                              40%
               ------------------                ----------
                      4                              20%
               ------------------                ----------

                                   ARTICLE III

                                    QUANTITY

3.1 SALE AND PURCHASE. Subject to the other provisions of this Agreement, Seller shall deliver and sell, and Buyer shall receive and purchase, each Month one hundred percent (100%) of the NGL's owned or controlled, or otherwise available for sale by Seller, and available at the Delivery Points listed in Exhibit A; provided, Buyer shall not be obligated to purchase any quantity in excess of the lesser of (i) the quantities described in Seller's forecasts given under Section 3.3(a) and (ii) the quantity purchased by Buyer from Seller during the preceding Year. Deliveries and receipts of NGL's will be in approximately uniform and even quantities throughout each Month.

3.2 EXCEPTIONS. (a) Notwithstanding the provisions of Section 3.1, (i) Seller shall have the right to deliver NGL's produced at the Plants in kind to suppliers or their nominees pursuant to arrangements in the normal course of business in response to competitive market conditions to attract and maintain natural gas supplies for processing at the Plants, (ii) Seller may exclude from the volumes of NGL's that would otherwise be deliverable hereunder a volume of NGL's equal to 4% (four percent) of the total volume of all NGL's which would be sold to Buyer by Seller from Plants in the New Mexico Region and the West Texas Region but for the provisions of this Section 3.2 (a) (ii), and (iii) Seller may sell to others the volumes of NGL's which Buyer does not elect to take under
Section 3.3(d) or otherwise declines or fails to take, which volumes may be delivered by Seller to alternate purchasers from any Delivery Point. Deliveries of the volumes described in Section 3.2 (a) (ii) may be made only from the Eunice and Linam Ranch Plants, in the case of the New Mexico Region, and from the Fullerton Plant, in the case of the West Texas Region.

(b) Also excluded from commitment under this Agreement for its term are NGL's derived from the gas production attached to the gathering systems committed under that certain contract dated as of December 28, 1995, between Enron Anadarko Gathering Corporation ("Enron Anadarko") and Enron Gas Processing Company (the Enron Anadarko interest thereunder was assigned to Seller as of December 31, 1995, and the Enron Gas Processing Co. interest is now held by K N Processing, Inc.) (the "Bushton Agreement"). Seller warrants that it is not directly or indirectly currently delivering gas under the Bushton Agreement except by means of the gathering systems described in Exhibit G. Seller shall not directly or indirectly divert into the gathering systems described in Exhibit G, for delivery under the Bushton Agreement any gas Seller is not currently delivering into such systems from Seller's Panhandle and Oklahoma gathering systems. Upon termination of the Bushton Agreement Seller will evaluate its gathering and processing alternatives for gas delivered under the Bushton Agreement in good faith. If in the judgment of Seller it is most economically feasible, Seller will commence integration and delivery of this gas into its Panhandle and Oklahoma gathering systems, for ultimate delivery for processing in Plants or New Plants in the Panhandle and Oklahoma Regions. Seller will not be obliged to make capital expenditures in excess of Two Million Dollars ($2,000,000) to integrate Exhibit G systems into its other systems.

(c) Seller covenants to Buyer that it will not enter into business combinations, contracts or agreements, or otherwise modify its normal business practices, which have as their purpose or effect the reduction or diversion of the quantities of NGL's to be delivered and sold by Seller to Buyer hereunder (by the diversion of raw gas supplies out of any Region, or otherwise), or any circumvention of Seller's other obligations hereunder.

3.3 DELIVERY SCHEDULING; MAINTENANCE. (a) Seller shall notify Buyer, not later than sixty (60) Days prior to the commencement of each Year, as to Seller's forecast of the quantities Seller will have available for delivery to Buyer at each Plant and at each New Plant and the period during which Seller anticipates that deliveries will be curtailed from any Plant or New Plant by reason of planned maintenance or other circumstances. Seller shall thereafter routinely notify Buyer during such Year with respect to material variations (in excess of 10% at any Plant) in daily NGL production rates from the yearly forecast. Buyer acknowledges that any such forecasts provided by Seller are estimates only, and that the actual quantities delivered to Buyer may vary materially from such estimates.

(b) Seller shall notify Buyer as soon as reasonably possible after it becomes aware of any planned maintenance or planned temporary shutdown of any of its Plants or related facilities which may be reasonably expected to limit Seller's ability to deliver NGL's hereunder; provided, such notice shall be given to Buyer at least one (1) month prior to any such planned maintenance or planned temporary shutdown.

(c) Seller shall similarly provide Buyer, as soon as reasonably practicable, notice of any other maintenance and shutdowns having a similar effect. Each such notice shall specify the duration of any the maintenance period or temporary shutdown, and the NGL quantity to be affected, as reasonably estimated by Seller. During any such period, Buyer shall be free to use the NGL transportation capacity not used for the receipt of NGL's from Seller for the receipt and carriage of NGL's from others, provided, at the end of any period of such maintenance or temporary shutdown, the delivery of NGL's by Seller and purchases from Buyer shall recommence.

(d) On the basis of the forecast provided by Seller to Buyer pursuant to Section 3.3(a), Buyer shall notify Seller, not later than thirty (30) days prior to the commencement of each Year, as to the quantity of NGL's Buyer will receive at each Plant, consistent with Section 3.1 above. Buyer's notice shall also set forth the period during which Buyer anticipates that receipts will be curtailed from any Plant by reason of planned maintenance of its facilities or other circumstances during such Year. Buyer shall thereafter routinely notify Seller during such Year with respect to material variations in such forecast. Seller acknowledges that any such forecasts provided by Buyer are estimates only and that actual capacity may vary from such estimates. Buyer shall not have any obligation to accept quantities beyond its existing pipeline capacity, taking into account operational constraints and Buyer's other NGL purchase obligations. Buyer shall have no obligation to add pipeline, pumping, fractionation or associated facilities, or to increase the capacities of existing facilities, in order to receive additional volumes of NGL produced by Seller.

(e) Buyer shall notify Seller as soon as reasonably possible after it becomes aware of any planned maintenance or planned temporary shutdown of any of its NGL pipelines or related facilities which may be reasonably expected to limit Buyer's ability to take NGL's hereunder; provided, such notice shall be given to Seller at least one (1) month prior to any such planned maintenance or planned temporary shutdown. Buyer shall similarly provide Seller, as soon as reasonably practicable, notice of any other maintenance and temporary shutdowns having a similar effect. Each such notice shall specify the duration of any such maintenance period or temporary shutdown and the quantity to be affected, as reasonably estimated by Buyer. During any such period, Seller shall be free to sell and deliver to third parties quantities of NGL's that would otherwise be deliverable to Buyer hereunder; provided, at the end of any period of such maintenance or temporary shutdown, the delivery and receipt of any such volumes shall recommence.

(f) Buyer and Seller will reasonably cooperate with each other to the greatest extent practicable to schedule planned maintenance and other planned outages simultaneously in order to minimize overall down time.

3.4 NEW PLANTS; ADDITIONAL NGL'S SOURCES. Buyer shall have the right to purchase NGL's that Seller produces, controls or otherwise has available for sale at New Plants as indicated below. Seller shall provide written notice to Buyer of its intent to have NGL's available for sale from any such New Plant. Such notice shall be provided as soon as reasonably possible upon Seller's becoming aware that such volumes are or will be available. The notice shall include an estimate of the NGL's expected to be available for sale for a five-year period from the New Plant and information about any Preexisting Delivery or Sale Obligations. Upon receipt of any such notice from Seller the following shall apply:

     (i) Except as provided in clause (ii) of this Section 3.4, Buyer may notify Seller within sixty (60) Days that it wishes to acquire such volumes and will pay the expense of connecting new or additional pipeline facilities or otherwise arranging for the receipt of such volumes through existing facilities. Upon Seller's receipt of Buyer's notice, the volumes of NGL's available from such New Plant shall be committed for sale and delivery under this Agreement. The Market Reference Price for such volumes shall be the Market Reference Price applicable to the Region in which, or which is geographically nearest, the location of the New Plant, and the Transportation and Market Frac Prices to be utilized in the calculation of the net price payable shall be the prices applicable to the Plant geographically nearest the New Plant.

     (ii) If the New Plant has an existing pipeline and connection by means of which such NGL's may be transported, Buyer may purchase the volumes available on the terms described in clause (i) of this Section 3.4; provided, the Transportation Price applicable to determination of the net purchase price shall be equal to the tariff payable in respect of shipments on such pipeline. The Market Reference Price and Market Frac Price shall be as provided in clause (i) of this Section 3.4.

     (iii) In the event that Buyer does not notify Seller that it wishes to purchase such NGL's pursuant to clauses (i) or (ii) of this Section 3.4, and no NGL pipeline and connection is readily available for the transportation of such volumes into Buyer's NGL gathering system, Seller may negotiate for the sale of the New Plant NGL volumes with Buyer and other potential NGL purchasers on mutually agreeable prices, terms and conditions of sale. If such negotiations do not result in an agreement between Buyer and Seller for the affected volumes of NGL's, prior to entering into any binding agreement with another purchaser for the sale of the New Plant volumes, Seller shall offer in writing to sell them to Buyer at the prices and upon the terms and conditions which Seller is willing to accept that have been offered by a competing purchaser. Seller's notice shall include all of the terms and conditions of the proposed alternate sale agreement. Buyer shall then have the option, exercisable for thirty (30) days following the date of Buyer's receipt of Seller's notice of the competing proposal to purchase the affected New Plant volumes by agreeing to match all price and other terms and conditions of sale contained in such competing proposal, except that the provisions of
           Article IX of this Agreement shall be deemed to have been included and shall control over any conflicting dispute resolution terms of the competing offer. If Buyer desires to match the competing offer, Buyer shall so notify Seller in writing during the option period, and the offer from Seller and its acceptance from Buyer through the option exercise shall become the new agreement between the parties concerning the sale and purchase of the affected New Plant NGL's.

Upon the commitment of NGL's pursuant to subsection (i) or (ii) of this Section 3.4, a Delivery Point for the New Plant will be added to Exhibit A with the initial Transportation and Fractionation variables being as hereinabove provided. If a New Plant is added to this Agreement under this Section, of if any quantities are sold from a New Plant pursuant to clause (iii) above, Seller shall not allow the term of any Preexisting Delivery or Sale Obligations applicable to such New Plant to be extended without Buyer's consent unless under such Preexisting Delivery or Sale Obligations the other Party has the unilateral right to cause such extension to occur. If Buyer elects not to acquire NGL's from a New Plant incident to the exercise of its rights under this Section 3.4, Seller shall be free to sell such NGL's elsewhere.

3.5 INCREASES IN NGL PRODUCTION CAPACITY. (a) In the event that Seller anticipates a material increase in the quantity of NGL's available for sale at any given Plant, then Seller shall provide Buyer with written notice of such increased quantity and the date on which the same will become available. Within sixty (60) Days after the receipt of Seller's notice, Buyer shall notify Seller in writing of: (i) whether or not Buyer desires to take such increased quantity, and (ii) the nature and extent of any additional facilities which are required to be built for Buyer to receive the same.

(b) If Buyer notifies Seller within such sixty (60) Day period that Buyer desires to receive such increased quantity at such Plant and no material incremental facilities are required, then such increased quantity shall be committed to this Agreement as and when it becomes available.

(c) If Buyer notifies Seller within such sixty (60) Day period that Buyer desires to receive such increased quantity at such Plant and incremental facilities are required, then the Parties shall negotiate to determine the arrangements which will be applicable to such incremental facilities (including, but not limited to, responsibility for construction and maintenance costs, the time period required to design, build and place the facilities into service, and any specific throughput or capital recovery commitments, if any). If the Parties are able to reach agreement on such incremental facility arrangements within sixty (60) Days of Seller's receipt of Buyer's notice, then the Parties shall execute any necessary documents evidencing such agreement and such increased quantity shall be committed to this Agreement as and when they become available. If the Parties are unable to reach agreement on such incremental facility arrangements within sixty (60) Days of Seller's receipt of Buyer's notice, then such a determination with respect to such arrangements shall be made pursuant to
Section 9.1 if requested by either Party.

(d) If Buyer notifies Seller within such sixty (60) Day period that Buyer does not presently desire to receive such increased quantities at such Plant, and no incremental facilities are required to make delivery of such increased quantities from such Plant (e.g. a third party pipeline has available capacity), then Seller shall have the right to make alternate arrangements for the delivery and sale of such increased quantities for a reasonable period of time beginning on the date at which such increased quantities become available to Seller and continuing through the next point in time when new Transportation and Market Frac prices become effective for such Plant pursuant to Section 4.5; provided, such alternate arrangements may extend for a period up to, but not in excess of, three (3) years if necessary to the making of such arrangements. At such point in time at which the Transportation and Market Frac prices for such Plant are being negotiated pursuant to Section 4.5 (or upon the expiration of Seller's alternate sales arrangements, if later), Buyer shall notify Seller in writing if Buyer desires to purchase and receive such increased quantities at such Plant. If Buyer provides such notice to Seller the increased quantity shall thereafter be committed to this Agreement beginning on the first Day of the Year in which such new price becomes effective (or upon the expiration of Seller's alternate sales arrangements, if later). If Buyer does not provide such notice to Seller within such time period, then such increased quantities may thereafter be released from this Agreement and Seller shall have the right to make any arrangements its deems necessary for the delivery and sale thereof.

(e) If Buyer fails to respond to Seller within sixty (60) Days of Buyer's receipt of Seller's initial notice of increased quantities, then such increased quantity may be released from this Agreement and Seller shall have the right to make any arrangements it deems necessary for the delivery and sale thereof.

3.6 NGL TRANSPORTATION CAPACITY. Buyer shall have the first right to use the existing and available capacity of common carrier pipelines at the Delivery Points specified for each Region to the extent necessary to receive and buy the required quantity of NGL's from Seller pursuant to this Agreement.

3.7 PLANT, PIPELINE, AND OTHER FACILITIES CHANGES AND SHUTDOWNS; UNECONOMICAL OPERATIONS. Nothing herein shall be construed as (i) prohibiting Seller from reconfiguring or enlarging its Plants, or curtailing or terminating, the operation thereof, or (ii) prohibiting Buyer from reconfiguring or enlarging its NGL pipeline, gathering or fractionation facilities, or curtailing or terminating the operation thereof where, in either such case, the same is in the reasonable judgment of the Party owning such facilities, required by economic or operating conditions. Incident to the sale or other disposition of any of its Plants, Seller shall assign this Agreement in part to the asset purchaser insofar as it applies to the affected Plant or Plants, or otherwise require that the purchaser of such Plant(s) agree that Buyer shall have a continuing right to purchase the NGL's produced therefrom on the same terms and conditions as apply to the sale and purchase of NGL's hereunder; provided, no such assignment or other arrangements shall relieve Seller of any of its obligations hereunder except as stated in Section 15.4.

                                   ARTICLE IV

                                      PRICE

4.1 GENERAL PRICE FORMULA. Prices payable hereunder shall be based on the number of Barrels of each NGL Component delivered each Month. Except as provided in
Section 4.2, for each NGL Component Barrel sold and delivered by Seller to Buyer each Month, Buyer shall pay to Seller a price determined under the following formula:

               NGL               Market
               Component     =  Reference         x 0.42 - T&F Fee,
               Price, $/Bbl     Price, Cents/Gal           $/Bbl

Where:

    The Market Reference Price is the OPIS Price for the NGL Component in question, determined as provided in Section 4.3; and

    The T&F Fee is the sum of the Transportation and Market Frac prices applicable to the Region and NGL Component for which the calculation is being made, as set forth in Exhibit D.

4.2 PANHANDLE REGION Y-2 PRODUCT PRICE. For each NGL Component Barrel of pentanes plus sold by Buyer to Seller and delivered into the Panhandle Region Y-2 Product system, Buyer shall pay to Seller a price determined under the following formula:

               NGL              Market
               Component     =  Reference      -  T&F Fee,
               Price, $/Bbl     Price, $/Bbl;     $/Bbl

Where:

    The Market Reference Price is the WTI NYMEX Price, determined as provided in
    Section 4.4; and

    The T&F Fee is the sum of the Transportation and Market Frac prices applicable to Y-2 pentanes plus under the heading "NGL Component" in the Panhandle Region, as set forth in Exhibit D.

4.3 OPIS PRICE. The OPIS Price for each NGL Component is the arithmetic average of the midpoints of the daily high and low quotations applicable to the NGL Component and Region in question, determined from Exhibit C, and as reported by Oil Price Information Service ("OPIS"), on each Day during the Month of delivery for which such price is quoted using the "Any Current Month" column. The arithmetic average shall be expressed in U.S. Dollars to five (5) decimal places (for example $0.34567). Where Exhibit C indicates that more than one quotation category is to be used for the pricing of any NGL Component, each category shall be used to the extent indicated.

4.4 WTI NYMEX PRICE. The WTI NYMEX Price is the arithmetic average of the prompt Month settlement prices for West Texas Intermediate Crude Oil ("WTI") futures contracts on the New York Mercantile Exchange ("NYMEX") quoted on each Day during the Month of delivery, expressed in U.S. Dollars to five (5) decimal places. The "prompt Month," for purposes hereof, is the earliest Month for which a settlement price is quoted (ordinarily the Month following the Month of delivery in the case of settlement prices quoted during the first twenty (20) Days of the Month of delivery, and the second Month following the Month of delivery in the case of settlement prices quoted during the remaining Days in the Month of delivery).

4.5 RENEGOTIATIONS OF TRANSPORTATION AND MARKET FRAC PRICES. Not more frequently than once each Year, beginning with the Year commencing on the Second (2nd) anniversary of the Effective Date, the Transportation and Market Frac prices described in Exhibit D may be adjusted pursuant to this Section 4.6. Such adjustment shall be made upon the giving of notice by either Party to the other not later than one hundred twenty (120) Days prior to the first (1st) Day of the Year in which such adjustment is to apply. The Parties shall thereupon attempt to agree with respect to the revised amounts, which shall be applicable with respect to the pricing of deliveries commencing on the first (1st) Day of the following Year. In the event that the Parties are unable to reach agreement prior to the first (1st) Day of the Month immediately preceding the beginning of such Year, then the Parties shall resolve any disputes or differences regarding either any Transportation price, or any Market Frac price, or both, pursuant to the dispute resolution procedures described in Section 9.1. Pending renegotiation, or resolution pursuant to the procedures described in Section 9.1, the prices previously in effect shall continue to be paid on an interim basis, with retroactive adjustments and resulting payments to be made promptly following establishment of the new pricing criteria.

4.6 MARKET PRICE QUOTATION TERMINATIONS AND CHANGES. (a) In the event that OPIS should cease publication of the price quotations used for any NGL Component, or in the event that the trading of WTI futures contracts on the NYMEX should cease, the Parties shall promptly agree upon an alternate source of price quotations to be utilized, which source shall be capable of being applied in a manner that will produce prices which fairly represent the value of the NGL at the applicable pricing point or market reference point for which the original information is no longer available. In the event that the Parties are unable to agree with respect to the same within thirty (30) Days, the selection of a new price source, together with its method of application, shall be determined pursuant to the provisions of Section 9.1.

(b) In the event either Party believes in good faith that (i) the applicable OPIS Price, or any successor to the OPIS Price established hereunder for any NGL Component is no longer reflective of the market price for such NGL Component at the pricing point or market reference point to which such OPIS Price, or successor to such OPIS Price, applies, or (ii) the WTI NYMEX Price or any successor to the WTI NYMEX Price established hereunder is no longer reflective of the market price for sweet crude oil in the mid continent region of the United States, such Party shall so notify the other Party. The Parties shall then promptly agree upon an alternate source of price quotations to be used, which source shall be capable of being applied in a manner that will produce prices which fairly present the value of (x) the applicable NGL at the applicable market reference point or (y) sweet crude oil in the mid continent region of the United States, as applicable. In the event the Parties are unable to agree to the same within thirty (30) Days, the selection of a new price source, together with its application, shall be determined pursuant to the provisions of Section 9.1. Neither Party may seek any selection of a new price source for any given Market Reference Price pursuant to this Section 4.5(b) more frequently that once in any period of two (2) Years.

                                    ARTICLE V

                                     QUALITY

5.1 GENERAL QUALITY REQUIREMENT; DELIVERY PRESSURE. Without prejudice to the provisions of Article VI, the NGL's delivered by Seller to Buyer under this Agreement shall conform at all times to the specifications set forth in Exhibits B-1 and B-2, and shall be delivered at a pressure sufficient to effect delivery at the Delivery Points; provided however, Seller shall not deliver NGL at a given Delivery Point at a pressure in excess of the applicable maximum pressure for such Delivery Point indicated in Exhibit A. In those instances in which Seller delivers NGL's to Buyer at Delivery Points connected to facilities owned and operated by parties other than Buyer or its Affiliates, the NGL's so delivered shall conform to the specifications imposed by such parties. Whether any NGL conforms to such specifications shall be determined pursuant to this

Article V and Article VII. Any NGL's not so conforming shall be deemed Off-Specification NGL's.

5.2 QUALITY DETERMINATION METHODS. Except as provided in Sections 5.5 and 5.6 regarding free water, the quality characteristics of the NGL's at any given Delivery Point shall be determined by Buyer (a) through laboratory analysis of hydrocarbon composite samples associated with each such inspection location, (b) by field testing of random spot samples, and (c) by laboratory analysis of random spot samples.

    (i) TESTS OF COMPOSITE SAMPLES. If laboratory analysis of a composite sample from any inspection location results in a finding that the sample fails to meet the product specifications set forth in Exhibit B-1 in the case of Y-1 Product, or Exhibit B-2 in the case of Y-2 Product, then the NGL's delivered at such inspection location shall be deemed to be Off-Specification NGL's. The number of Barrels of NGL's deemed to be Off-Specification NGL's shall be equal to the total number of Barrels indicated by flow measurement readings over the time period during which such composite sample was collected (ordinarily approximately 15 days).

    (ii) FIELD TESTING - SPOT SAMPLES. If any field testing of any spot sample at an inspection location results in a finding that the sample fails to meet the specifications for corrosion, product temperature, color or deleterious substances (including suspended solids/particulates), the NGL's so delivered shall also be deemed to be Off-Specification NGL's. The number of Barrels of NGL's deemed to be Off-Specification NGL's shall be equal to the total number of Barrels of NGL's delivered at such inspection location from the date on which the last conforming sample was taken at such inspection location to the date on which the non-conforming sample was obtained, but not in excess of fifteen (15) days prior to the date on which such sample was obtained:.

    (iii) LABORATORY TESTING - SPOT SAMPLES If laboratory testing of any spot sample of NGL's taken by Buyer at an inspection location results in a finding that the sample fails to meet any of the specifications other than those characteristics tested in the field pursuant to Section 5.2(ii), the NGL's so delivered shall be deemed to be Off-Specification NGL's. Subject to the succeeding sentences of this clause 5.2(iii), number of Barrels of NGL's deemed to be Off-Specification NGL's shall be equal to the number of Barrels delivered during the period beginning on the date on which such spot sample was taken, and ending on the date on which the next spot sample at such location conforms to the specification. Promptly upon determining that any sample fails to meet the specifications, Buyer shall advise Seller of the same. Seller shall then use all reasonable efforts to correct the circumstances causing such sample to be off specification, and shall test for the characteristics that have caused Buyer's sample to be off-specification. When Seller has determined, in good faith, that such circumstances have been corrected, as evidenced by Seller's tests, it shall so notify Buyer, and Buyer shall once again obtain a spot sample from the same inspection location. In the event that such sample is determined to be on-specification, then such NGL's shall be deemed to have been Off-Specification NGL's only from the date on which the original sample was taken up to the date of Seller's notice that it has corrected the circumstances causing the same to be off specification.

5.3 QUALITY ADJUSTMENT FEE. Without prejudice to Buyer's other rights and remedies hereunder, Buyer shall have the right to reject any Off-Specification NGL. In the event that Buyer accepts delivery of any Off-Specification NGL, Buyer shall deduct, from the price that would otherwise be payable if such NGL had conformed to the requirements of Article 5.1, a quality adjustment fee equal to fifty cents ($0.50) for each Barrel of Off-Specification NGL delivered; provided however, in the event the Off-Specification NGL is delivered into a third party pipeline at a Delivery Point and such third party pipeline imposes a fee or other charge as a result of such Off-Specification NGL, no such quality adjustment fee shall be assessed by Buyer, but Seller shall be responsible for any third party pipeline fee or charge pursuant to Section 5.4 below. The quality adjustment fee is not imposed as a penalty, but in recognition of the facts that (a) the determination of the actual depreciation in value experienced would be difficult or impossible to determine, and (b) the Parties have agreed that the amount of such deduction is reasonable. Acceptance of Off-Specification NGL, and/or the payment or deduction of the quality adjustment fee, shall not constitute a waiver of Buyer's right to require that all future deliveries meet the quality specification requirements of this Agreement, nor shall the occurrence of such events constitute a license to Seller to make further deliveries of Off-Specification NGL.

5.4 INDEMNIFICATION. (a) Without prejudice to Section 5.3 but subject to other provisions of this Section 5.4, as to all Off-Specification NGL's for which Buyer elects to accept delivery, Seller shall protect, indemnify, defend, and hold Buyer, its Affiliates (other than Seller), and their respective directors, officers, and employees (the "Buyer Indemnitees") harmless from and against any and all claims, debts, suits, costs (including legal fees and court costs), expenses, liabilities and causes of action threatened or asserted by any party other than Buyer or Buyer's Affiliates (collectively "Third Party Claims") and which are associated with or attributable to the delivery of Off-Specification NGL's. The foregoing indemnity, defense and hold harmless obligations shall apply irrespective of whether Seller at Buyer's request or Buyer has delivered Off-Specification NGL's to the third party asserting it has suffered damage, costs and expenses (including third party NGL pipeline carriers, fractionation, storage or similar facilities imposing fees or other charges or otherwise seeking the recovery of expenses, costs or damages).

(b) The following limitations apply to Seller's obligations under this Section 5.4:

    (i) Buyer's rights are limited to Third Party Claims attributable to damage occurring downstream of the Delivery Points and up to and including the finished NGL storage facilities associated with any NGL fractionation facilities, and shall not extend to Third Party Claims attributable to damage downstream of such finished NGL storage facilities;

    (ii) Seller will have no duty of indemnification for claims, debts, suits, costs, (including legal fees and court costs), expenses and liabilities resulting from spillage or mishandling of NGL's downstream from the Delivery Points, or with respect to matters not arising from the off quality nature of NGL's delivered by Seller; and

    (iii) the quality adjustment fees deducted from payments to Seller or otherwise collected by Buyer under this Agreement in respect of the Off-Specification NGL's that caused such Third Party Claims to arise shall be deducted from any amounts due from Seller under this Section 5.4.

(c) Buyer, Buyer's Affiliates and their respective directors, officers, agents and employees are the "Indemnified Party" and Seller is the "Indemnifying Party" for purposes of this subsection. All Claims by the Indemnified Party under this Section shall be asserted and resolved as follows:

    (i) In the event of the assertion of any Third Party Claim which could give rise to damages for which the Indemnifying Party could be liable to an Indemnified Party under this Agreement, the Indemnified Party shall with reasonable promptness send to the Indemnifying Party, a written notice specifying the nature and amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such claim, demand or proceeding) (a "Claim Notice"); provided, that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extend that (and only to the extent that) such failure shall have caused the damages for which the Indemnifying Party is obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifying Party timely notice.

    (ii) In the event of a Third Party Claim, the Indemnifying Party shall be entitled to appoint counsel of the Indemnifying Party's choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such Third Party Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below) provided that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding an Indemnifying Party's election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to employ separate counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (A) the use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or (B) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of such Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party defends or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. No Third Party Claim may be settled or compromised by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed or by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. In the event the Indemnified Party settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the Indemnifying Party, that Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Section 5.4.

    (iii) From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions that will not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnifying Party will not, and shall require that its representatives do not, use (except in connection with such Claim Notice) or disclose to any third person other than the Indemnifying Party's representatives (except as may be required by applicable Law) any information obtained pursuant to this section 5.4 which is designated as confidential by an Indemnified Party.

5.5 FREE WATER IN Y-1 PRODUCT. Buyer shall inspect for the presence of moisture (free water) in Y-1 Products at the time at which composite samples are taken pursuant to Section 7.7 and at such other times as Buyer may determine. No moisture (free water) shall be deemed to be contained within the Y-1 Product being inspected if no more than one (1) tablespoon of a second phase liquid comprised of free water, methanol, glycol, amine, or other aqueous solutions is present within the fluid sample drained from the bottom of the meter strainer basket located at the Delivery Point. If more than one (1) tablespoon of any such substances is visibly present in the inspection container, then the NGL's so delivered shall be deemed to be Off Specification NGL's. The number of Barrels of NGL's deemed to be Off-Specification NGL's shall be equal to one half (1/2) of the total number of Barrels delivered, as indicated by flow measurement readings over the composite sampling measurement period in which the free water was discovered.

5.6 FREE WATER IN Y-2 PRODUCT. (a) Seller shall filter all Y-2 Product prior to delivery. A filter equipped with a 60-micron or finer size filtration media shall be employed. Seller shall employ processing steps in the Panhandle Region to ensure that any Y-2 Product delivered by Seller to Buyer contains negligible amounts of free water or aqueous solutions at the temperature and pressure conditions prevailing at the Delivery Points.

(b) As soon as practicable following the Effective Date, Buyer shall install at the Panhandle Region Delivery Points AGAR OW-101 watercut monitoring equipment. Such equipment shall be initially installed at that Y-2 Product Delivery Point at which the greatest quantities of Y-2 Product are delivered and sequentially thereafter at each Delivery Point at which the next greatest quantity is delivered. The cost for acquisition and installation of the initial equipment shall be shared equally by the Parties. Subsequent acquisition and installation costs shall be borne by Buyer. On the last Day of the sixth (6th) full Month following the installation of the last such meter to be installed at presently existing Delivery Points, the cumulative weighted average percentage of water in each Barrel of Y-2 Product delivered at such Delivery Points shall be determined, and one hundred fifty percent (150%) of such percentage shall thereafter be the maximum allowable percentage to be utilized for determination of whether Y-2 Product meets the specification therefor with respect to water; provided, such percentage shall not be in less than 0.30 liquid volume percent or greater than 2.0 liquid volume percent. Y-2 Product delivered thereafter which contains water in excess of the percentage so determined shall be deemed to be Off-Specification NGL.

(c) During the period beginning on the Effective Date and ending on the last Day of the sixth (6th) full Month following the installation of the last watercut monitor (the "Test Period"), Buyer shall deduct from the metered quantity of Y-2 Product delivered hereunder a quantity equal to 0.5 liquid volume percent thereof. Beginning on the first Day of the Month following the Test Period and continuing thereafter, Buyer shall deduct from the metered quantity of Y-2 Product delivered hereunder each Month, at each Delivery Point, a quantity equal to the percentage of water indicated as being present in the Y-2 Product at that Delivery Point by the water monitoring equipment. Without prejudice to the provisions of Section 5.2, such monitoring equipment shall in addition be utilized thereafter for purposes of determining whether Y-2 Product delivered at such Delivery Point is Off-Specification NGL.

(d) Not later than thirty (30) Days following conclusion of the Test Period, the Parties shall confer with one another to determine whether the equipment described in the Section 5.7 is reasonably measuring the quantity of water in Y-2 Product. If the Parties agree that such measurement is materially inaccurate, they shall select an alternate methodology for the measurement of water. In the event the Parties do not agree, the matter may be submitted to an expert appointed pursuant to Section 9.1(a) within sixty (60) Days thereafter. The expert shall determine whether the equipment so installed and utilized is reasonably measuring the water content. In the event, and only in the event, that the expert determines that the water content is not being reasonably measured, the expert shall specify alternate equipment to be utilized and methodologies to be utilized thereafter.

5.7 METHANE IN ETHANE QUALITY INCENTIVE BONUS. (a) If (w) NGL's delivered by Seller at New Mexico and West Texas Region Delivery Points (other than the Benedum Plant), as analyzed by Buyer at the Benedum Analyzer, (x) NGL's delivered by Seller at the Benedum Plant, as analyzed separately by Buyer at the Benedum Plant, (y) Y-1 Product delivered by Seller at the Dumas and Sherman-Hansford Plants, as analyzed by Buyer at the Borger fractionator, and
(z) NGL's delivered by Seller at the Giddings Plant, in any Month, in no event exceed a methane to ethane peak ratio value of 1.75 liquid volume percent (1.75 LV%) at the applicable location, and if the cumulative average of all such deliveries at the applicable location during the Month has a methane to ethane ratio value less than or equal to 1.25 liquid volume percent (1.25 LV%), then Buyer shall pay to Seller a quality incentive bonus for deliveries at the applicable locations equal to the product of:

    (i) one and one quarter percent (1.25%) of the Barrels of ethane contained within the NGL's that meet the foregoing qualifications and which are measured at the applicable location during the Month; and

    (ii) the corresponding purchase price per Barrel for ethane determined pursuant to Article IV, using the price for Linam Ranch Delivery Point ethane in the case of the West Texas and New Mexico Regions (in the case of NGL's tested at Benedum), the price for Benedum Plant deliveries in the case of deliveries at the Benedum Plant, the price for Panhandle Region Y-1 Product deliveries at the Sherman-Hansford Delivery Point in the case of deliveries to Borger, and the price for Giddings Delivery Point ethane in the case of deliveries from the Giddings Delivery Point.

Provisions regarding the operation of the installation and operation of the Benedum Analyzer are more specifically set forth in Exhibit E.

(b) It is recognized by the Parties that analysis equipment equivalent to the Benedum Analyzer will not be installed at Buyer's Borger NGL fractionator prior to the Effective Date. Such equipment shall be obtained and installed as soon as reasonably practicable thereafter, and the same shall be operated pursuant to procedures similar to those utilized with the Benedum Analyzer. Beginning with the date on which such equipment is installed and ready for use at the Borger fractionator, whether deliveries of Y-1 Product from the Dumas and Sherman-Hansford Plants shall receive the incentive bonus described in Section 5.8(a) shall be determined by analysis of the Y-1 Product stream at the Borger Fractionator. Until such time as such analysis equipment becomes operational, the peak ratio value requirement that would otherwise apply to such deliveries shall not apply, and testing of NGL's, for purposes of this Section 5.7, shall be conducted on the basis of samples taken from the inspection locations at the Dumas and Sherman-Hansford Plants.

5.8 METHANE IN ETHANE, NON-AFFILIATED NGL PIPELINES. In the event that operators of pipelines (other than Buyer or its Affiliates) to which NGL is delivered at Delivery Points other than those described in Section 5.7 consider methane to be ethane, for volume measurement purposes, if the NGL delivered meets the specifications in place at such Delivery Point, Buyer will similarly consider such methane to be ethane for purposes of determining the volume of ethane delivered and sold hereunder.

                                   ARTICLE VI

                        SETTLEMENT, INVOICING AND PAYMENT

6.1 INVOICE AND PAYMENT DATES. Promptly, but no later than five (5) Business Days after the last Day of each Month, Buyer shall submit to Seller a settlement statement, broken down on an NGL Component basis by Delivery Point, for the NGL Component prices and the gross metered quantity of NGL's delivered by Seller to Buyer hereunder during the preceding Month. On or after the seventh (7th) Business Day after the last Day of each Month, Seller shall submit to Buyer an invoice broken down on an NGL Component basis by Delivery Point, for the quantity and price of NGL's delivered by Seller and sold to Buyer during the preceding Month, and the best available estimate of the distribution of ownership of any in-kind NGL's delivered to Buyer but owned by third parties on a Component basis at each Delivery Point, together with any corrections of the same for differences between actual ownership distributions subsequently determined by Seller and prior estimates previously provided by Seller and recorded by Buyer during the previous Month. Payment by Buyer to Seller for NGL's sold shall be made on the seventeenth
(17th) Business Day of the Month following the Month of delivery, provided that Seller's invoice has been timely received. Estimated quantities will be corrected in the following Month's business. Upon written notice to Seller, Buyer may withhold from, and offset against, any amounts payable to Seller hereunder, any amounts payable by Seller to Buyer under this Agreement or under any other agreement between Buyer and Seller or Seller's Affiliates.

6.2 PAYMENT METHOD; INTEREST RATE. Buyer shall make payment to Seller for NGL delivered and sold under this Agreement by wire transfer of immediately available funds to such bank and account as Seller may from time to time designate by notice to Buyer. Amounts not paid by either Party when due shall bear interest equal to the Prime Rate plus one percent (1%), or the maximum lawful rate of interest, whichever is less. For purposes hereof, "Prime Rate" shall mean that rate published as the consensus Prime Rate by the Wall Street Journal in its Money Rates Statistics on the date on which payment is due or, in the event that such rate is not published on the due date, on the next date thereafter for which it is published.

                                   ARTICLE VII

                       MEASUREMENT, SAMPLING AND ANALYSIS

7.1 MEASUREMENT, SAMPLING, AND ANALYSIS STANDARDS. Sections 7.2 through 7.17 set forth the measurement, sampling and analysis standards and procedures applicable to those Delivery Points at which Buyer or its Affiliates are the owners or operators. Other Delivery Points are owned or operated by other parties, and measurement, sampling and analysis standards and procedures associated with such Delivery Points may differ from the standards and procedures specified in this Agreement. The Parties nevertheless agree that in each such instance in which deliveries are to be made at a Delivery Point owned or operated by a third party, measurement, sampling and analysis performed by such third party shall be final and binding on the Parties with respect to volumes sold hereunder at such Delivery Point.

7.2 METERS. The volume and density of NGL's delivered to Buyer by Seller shall be determined by Buyer or its representative at each Delivery Point using turbine meter mass measurement facilities of components of standard make installed, operated and maintained in accordance with the latest edition of Manual of Petroleum Measurement Standards ("API Manual") and the latest revision of Gas Processors Association ("GPA") Publication 8182-95.

7.3 PULSATION. To maintain effective measurement at each Delivery Point, Seller or its representative shall use reasonable efforts to operate its pumping facilities to minimize any pulsation effects on the subsequent NGL measurement.

7.4 MINIMUM PRESSURE. Seller shall maintain a minimum pressure at each Delivery Point equal to twice the pressure drop across the meter at maximum operating flow rates plus 1.25 times the equilibrium vapor pressure of the NGL product at the measured temperature at said Delivery Point.

7.5 DELIVERY TICKETS. Buyer or its representative shall record the totalizer reading daily at a time specified by Buyer or its representative and promptly inform Seller of this reading when deliveries are being made. Delivery tickets shall be written at 7:00 a.m. Central Time the first Day of each Month and whenever the composite sample is removed from the sample container, or as mutually agreed. Delivery tickets shall be written by Buyer, witnessed by Seller and copies forwarded immediately to Seller. In the case when mode of operation changes, such as de-ethanization, Seller will notify Buyer in advance of the pending change, and Buyer agrees to pull sample and write a meter delivery ticket representing the period prior to the operation change.

7.6 SAMPLING DEVICES. Buyer or its representative shall furnish or cause to be furnished an automatic sampling device for obtaining representative samples of the product delivered hereunder in accordance with the latest revision of GPA Publication 2174-93. Such sampling device shall be located at each Delivery Point to extract samples in proportion to the volume of NGL's delivered. The sampling period for each accounting Month shall extend over the mutually agreed ticket period and shall be deemed to be representative of the deliveries for the current accounting Month.

7.7 SAMPLING AND COMPOSITION DETERMINATIONS. The composition of the deliveries of NGL's from Seller to Buyer hereunder shall be determined in order to establish the weight percent of the various hydrocarbons contained therein. Buyer or its representative shall remove composite samples twice each Month, once on or about the first Day of such Month and once on or about the middle of such Month, or as otherwise agreed by the Parties. Two (2) separate composite samples shall be removed from the automatic sampling device in accordance with the latest revision of GPA Publication 2174-93, one (1) sample for laboratory analysis, and the second to be retained for referee or joint analysis. Provided that Seller furnishes to Buyer a sample cylinder during each period, Buyer shall remove a third composite sample for Seller at each measurement location for which such sample cylinder is furnished. Buyer will notify Seller five (5) Days prior to the withdrawing of the NGL samples. Seller or its representative may witness the withdrawing of the NGL samples. The Buyer's representative sample of NGL's for each sampling period shall be analyzed by Buyer or its representative by means of the latest revision of GPA Publication 2177-95, or 2186-95, for extended analysis of NGL mixtures by gas chromatography. The results of this analysis of the representative sample shall be forwarded by Buyer to Seller. Seller may, within twenty (20) Days after receipt of such analysis, challenge Buyer's analysis by submitting a written objection. If Buyer and Seller cannot agree on the analysis for that sampling period, then Buyer shall submit the referee sample to a mutually agreed upon independent laboratory for analysis. The referee sample analysis results shall be accepted by Buyer and Seller as final and conclusive. Charges made by such independent laboratory shall be borne equally by Buyer and Seller. If Seller does not challenge the analysis made by Buyer within the twenty (20) Day period following Seller's receipt of Buyer's analysis, the analysis made by Buyer shall be final and conclusive. At least every six (6) Months, a sample will be taken for extended analysis in compliance with the latest revision of GPA Publication 2186-95, to determine the average molecular weight and the weight in pounds per barrel of the hexane and heavier fractions for use during instances in which GPA method 2177-95 is used as the analysis method. Such molecular weight and the weight in pounds per barrel of hexane and heavier fractions shall be used until the next extended analysis.

7.8 NO SAMPLE. If, for any reason, there is a failure to have a representative sample for any given period, then an average of the last preceding three analyses which were acceptable to both Parties during which the Plant was in the same operating mode shall be substituted for such period unless another method is agreed upon by both Parties.

7.9 COMPOSITION CALCULATION. The respective quantities of carbon dioxide, nitrogen, methane, ethane, propane, isobutane, normal butane and pentanes and heavier hydrocarbons delivered shall be computed by Buyer or its representative in accordance with the latest revision of GPA Publication 8173-94. The constants to be used in the calculations to determine the quantities in gallons of the deliveries shall be those listed in the latest revision of GPA Publication 2145-96.

7.10 MEASUREMENT EQUIPMENT TESTING. All liquid measurement equipment shall be proved by Buyer or its representative at least once each thirty (30) Days and prior to any changes in flow rate which may affect metering accuracy after giving at least five (5) Days notice to Seller as to the date and hour of each such test. If Seller so desires, it shall be entitled to have representatives present to witness all provings, but the calibration and repair of the measurement equipment shall be the responsibility of Buyer or its designee.

7.11 MEASUREMENT EQUIPMENT TOLERANCES AND CORRECTIONS. The average of five (5) consecutive calibration tests will be taken to obtain the meter correction factor for the turbine meter if (1) the five calibration tests are within 0.05% of each other, and (2) the average of the five calibration tests produces a correction factor within 0.25% of the meter correction factor determined during the previous period. The average of two (2) consecutive calibration tests will be used to obtain the density meter correction factor if (1) the two calibration tests are with 0.05% of each other and (2) the correction factor obtained is within 0.25% of the density meter correction factor used during the previous period. Any deviation greater than the above is not acceptable unless otherwise mutually agreed upon between Buyer and Seller. Buyer or its representative shall have the responsibility to immediately effect any required equipment replacement, maintenance or repairs.

7.12 CORRECTION OF PRIOR DELIVERIES. If, upon calibration tests, the turbine meter or the density meter does not meet with requirements given above, the factor(s) shall be corrected for a period that shall be agreed upon. In the event the Parties are not able to reach agreement, the correction shall extend over one-half (1/2) of the throughput in pounds since the last calibration of the equipment.

7.13 SPECIAL CALIBRATION TESTS. Either Party may request special calibration tests of the measurement facilities in addition to the regular Monthly tests. The expense of such special test shall be borne by the Party requesting same, unless such test shows that the measurement facilities are in error by more than one-half percent (0.5%) by "mass" measurement, in which case the expense of the special test shall be borne by Buyer.

7.14 CORRECTION OF MASS MEASUREMENT ERRORS. If any special test shows that the measurement facilities are in error one-half percent (0.5%) or less by "mass" measurement, previous calibration factors of such equipment shall be considered as correct. However, the measurement facilities shall be properly adjusted at once to record accurately. If any special test shows that the measurement facilities are in error by more than one-half percent (0.5%) by "mass" measurement, the equipment shall be properly calibrated at once to record accurately and the previous "mass" readings of such equipment shall be corrected to zero error for any period which is known or agreed upon. In case said period is not known or agreed upon, such correction shall be for one-half of the throughput in pounds since the last calibration of the equipment.

7.15 OUT OF SERVICE CORRECTIONS. The computed NGL Component volumes delivered during any period the measurement system is out of service or in need of repair shall be estimated by Buyer or its representative by one of the following methods, in the order stated:

    (i) by using the data recorded by any check measuring equipment installed and accurately registering;

    (ii) by correcting the error if the percentage of error is ascertained by calibration, test, or mathematical calculation; or

    (iii) by comparison with deliveries during a period under similar conditions when the measurement system was registering accurately.

7.16 SELLER ACCESS. Seller shall be provided measurement information, including access to Buyer's measuring facilities' data transmission signal.

7.17 NOTIFICATION OF OPERATIONAL CONDITIONS. Seller shall promptly notify Buyer of any operational conditions that may affect NGL specifications. Seller shall use its best reasonable efforts to remedy any such specification problems.

                                  ARTICLE VIII

                         CUSTODY, TITLE AND RISK OF LOSS

8.1 TITLE PASSAGE. Custody, title and risk of loss to the NGL's delivered by Seller to Buyer under this Agreement shall pass from Seller to Buyer at the Delivery Points.

8.2 WARRANTY OF TITLE. Seller hereby warrants that it has title to the NGL's sold by it hereunder and the right to sell the same, and warrants that all such NGL's are owned by Seller free and clear from all liens, encumbrances and adverse claims. Seller will defend, indemnify, and save Buyer, its affiliates, and their officers, agents, and employees harmless from all suits, claims, liens, damages, costs (including attorneys' fees and costs of litigation), losses, expenses, and encumbrances of whatsoever nature arising from and out of claims of any or all persons of and concerning title to NGL's delivered to Buyer and claims for royalties, taxes, license fees, payments and other charges thereon applicable before the title transfers to Buyer.

                                   ARTICLE IX

                               DISPUTE RESOLUTION

9.1 NEGOTIATIONS/EXPERT REFERRAL FOR CERTAIN DISPUTES. (a) This Section 9.1 shall apply with respect to those matters referred to in Section 3.5(c), 4.5, 4.6, 5.6 and Exhibit E on which the Parties are required to reach agreement, and those matters described in Article VII. In order to come to agreement on any issue arising under or relating to those provisions, either Party may make a written request to the other requesting a meeting of the Parties' respective Senior Management with respect to Sections 4.5 and 4.6 and operational managers with respect to Article VII for the purpose of discussing and resolving the same. Such Senior Management or operational managers shall meet within five (5) Business Days thereafter by teleconference or at a location selected by the requesting Party and reasonably convenient for both Buyer and Seller. If such meeting fails to result in an agreement within seven (7) Days thereafter, either Party (the "Initiating Party") may request in writing that the matter be referred to an expert.

(b) An expert is a person generally recognized as an expert in the field or fields of expertise relevant to the issue on which the Parties are required to come to agreement. Without the specific agreement of both Parties, no person shall serve as an expert who has ever been previously employed or hired as a consultant for either of the Parties. In the event that the Parties cannot agree on the expert within seven (7) Days after the Initiating Party's request for referral, then either Party may obtain a designation of an expert pursuant to the following procedure. The Center for Public Resources Institute for Dispute Resolution (the "Institute") shall be requested by the Initiating Party to provide the names of seven individuals who are experts in the relevant field. No expert shall be a current or former director, officer or employee of either Party or its Affiliates; an attorney (or member of a law firm) who has rendered legal services to either Party or its Affiliates within the preceding three Years; or an owner of any of the common stock of either Party, or its Affiliates. The Parties shall alternate the striking of single names from the list of experts (with the Initiating Party striking the first name) until only one (1) expert remains on the list, and such expert shall resolve the matter at issue. Each Party shall have one (1) Business Day to strike a name, with the first name to be struck on the seventh (7th) Day following the date on which the list shall have been received by both Parties. If a Party does not strike a name within such one (1) Day period such Party's right to strike a name on such Day shall be forfeited. If the expert selected by this process cannot serve for any reason, then the person whose name was the last name stricken by the Parties from the list of experts shall be selected as the arbitrator instead. If that person cannot serve for any reason then the Parties will obtain a new list of arbitrators from the Institute and will repeat the striking process set forth herein.

(c) Once designated, the expert will consult with both Parties (provided there shall be no ex parte communications) and review all relevant material submitted by each Party (with any information provided to the expert also to be provided to the other Party). Oral submissions to the expert may be made by representatives of both Parties as long as both Parties are present at the time of such oral submissions, and such submissions shall be completed within sixty
(60) Days following selection of the expert. Subject to the prior written approval of Buyer and Seller, the expert may obtain independent or technical advice as he or she may deem necessary. Following consideration of the submissions of the Parties, the expert shall issue his decision, including a written statement of findings and reasons, and the same shall thereupon constitute the agreement of the Parties regarding that matter. Except with respect to determinations under Section 4.5, the Parties waive any right of appeal which they may have either with respect to the selection the expert and the findings and determinations of the expert. Either Party, if dissatisfied with a determination under Section 4.5, may appeal the same by arbitration under
Section 9.2.

(d) Each Party shall bear its respective costs, and the Parties shall share equally the cost of the expert and any independent advisers consulted by the expert.

9.2 NEGOTIATIONS/BINDING ARBITRATION OF OTHER DISPUTES. Except with respect to the matters described in Section 9.1(a), any dispute, controversy or claim arising out of or relating to this Agreement, or the breach or performance hereof, including, but not limited to, any disputes concerning the interpretation of the terms and provisions hereof, shall be resolved through the use of the following procedures:

    (a) The Parties will initially attempt in good faith to resolve any disputes, controversy or claim arising out of or relating to this Agreement.

    (b) Should the Parties directly involved in any dispute, controversy or claim be unable to resolve same within a reasonable period of time, such dispute, controversy or claim shall be submitted to the Senior Management with such explanation or documentation as the Parties deem appropriate to aid the Senior Management in their consideration of the issues presented. The date the matter is first submitted to the Senior Management shall be referred to as the "Submission Date." The Senior Management shall attempt in good faith, through the process of discussion and negotiation, to resolve any dispute, controversy, or claim presented to it within forty-five (45) Days after the Submission Date.

    (c) If the Senior Management cannot so resolve any dispute, controversy, or claim submitted to it within forty-five (45) Days after the Submission Date, either Party may request that the matter be resolved through arbitration by submitting a written notice (the "Arbitration Notice") to the other. Any arbitration that is conducted hereunder shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, et seq., and will not be governed by the arbitration acts, statutes or rules of any other jurisdiction.

    (d) The Arbitration Notice shall name the noticing Party's arbitrator and shall contain a statement of the issue(s) presented for arbitration. Within fifteen (15) Days of receipt of an Arbitration Notice, the other Party shall name its arbitrator by written notice to the other Party and may designate any additional issue(s) for arbitration. The two named arbitrators shall select the third arbitrator within fifteen
          (15) Days after the date on which the second arbitrator was named. Should the two arbitrators fail to agree on the selection of the third arbitrator, either Party shall be entitled to request the Senior Judge of the United States District Court for the Southern District of Texas to select the third arbitrator. All arbitrators shall be qualified by education or experience within the natural gas or natural gas liquids industry to decide the issues presented for arbitration. No arbitrator shall be: a current or former director, officer or employee of either Party or its Affiliates; an attorney (or member of a law firm) who has rendered legal services to either Party or its Affiliates within the preceding three Years; or an owner of any of the common stock of either Party, or its Affiliates.

    (e) The three arbitrators shall commence the arbitration proceedings within twenty-five (25) Days following the appointment of the third arbitrator. The arbitration proceedings shall be held in Dallas, Texas. The arbitrators shall have the authority to establish rules and procedures governing the arbitration proceedings. Each Party shall have the opportunity to present its evidence at the hearing. The arbitrators may call for the submission of pre-hearing statements of position and legal authority. The arbitrators' decision must be rendered within thirty (30) Days following the conclusion of the hearing or submission of evidence, but no later than ninety (90) Days after appointment of the third arbitrator.

    (f) The decision of the arbitrators, or a majority of them, shall be in writing, shall include a statement of findings and reasons, and shall be final and binding upon the Parties as to the issue(s) submitted. The cost of the hearing shall be shared equally by the Parties, and each Party shall be responsible for its own expenses and those of its counsel or other representatives. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection it may have to the arbitrability of any such disputes, controversies or claims and further agrees that a final determination in any such arbitration proceeding shall be conclusive and binding upon each Party. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The prevailing Party shall be entitled to recover reasonable attorneys' fees and court costs in any court proceeding relating to the enforcement or collection of any award or judgment rendered by the arbitration panel under this Agreement.

    (g) All deadlines specified herein may be extended by mutual written agreement of the Parties. The procedures specified herein shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, however, that a Party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage. Despite such action, the Parties will continue to participate in good faith in the procedures specified herein. All applicable statutes of limitation, including, without limitation, contractual limitation periods provided for in this Agreement, shall be tolled while the procedures specified in this Section are pending. The Parties will take all actions, if any, necessary to effectuate the tolling of any applicable statutes of limitation.

9.3 CONTINUED PERFORMANCE. While any matter under dispute is being resolved pursuant to the provisions of this Article IX, the Parties shall continue to perform their obligations hereunder.

                                    ARTICLE X

                                  FORCE MAJEURE

10.1 SUSPENSION OF PERFORMANCE. In the event either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments of money when due, such Party shall give notice and full particulars of such Force Majeure event to the other Party as soon as reasonably possible after the occurrence of the cause relied on, and the obligations of the Parties, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such cause shall as far as possible be remedied with all reasonable dispatch. The Party giving notice shall cooperate in assisting the other Party to maintain its operations and throughput including access to owned, affiliated, and third Party systems.

10.2 FORCE MAJEURE DEFINITION. The term "Force Majeure," as employed herein, shall mean an act of God; strike, lockout or other industrial disturbance; act of the public enemy; war; blockade; riot; lightning; fire; storm, flood; explosion; malfunction or a necessity for making repairs to lines of pipe, pumps, compressors, valves, gauges, or any equipment used thereon; action, order or regulation by any government or governmental agency which prevents in whole or in part performance hereunder; and any other sudden, accidental and unanticipated event, matter or cause, whether or not of the same class or kind as set forth above, which is not within the control of the Party affected thereby, and the effects of which cannot be overcome by the exercise of due diligence.

10.3 LABOR MATTERS EXCEPTION. The settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Party when such course is inadvisable in the discretion of the Party having the difficulty.

10.4 INTERIM ACTIONS. During the period for which either Party is prevented, either in whole or in part, by reason of Force Majeure, from performing its obligations under this Agreement, the other Party may make such reasonable and temporary, alternative arrangements for the delivery or receipt of NGL to the extent affected by such Force Majeure (or, in the case of Buyer, the acquisition of the same from third parties). Upon the termination or cessation of such circumstances, the Parties shall resume the performance of their obligations hereunder (subject to the fulfillment of any remaining obligations under such reasonable and temporary, alternative arrangements made as a result of such Force Majeure.

                                   ARTICLE XI

                                      TAXES

11.1 SELLER TAXES. Seller shall pay all taxes, fees or other similar levies (except sales and use taxes, or any taxes equivalent thereto and imposed in lieu thereof, all such excluded taxes being referred to as "Sales & Use Taxes") which may be assessed or otherwise applicable to the NGL's delivered to Buyer hereunder prior to delivery to Buyer, and, in the event the Buyer is required by law to pay any of said taxes, fees or other similar levies, Seller shall reimburse Buyer for such payments.

11.2 BUYER TAXES. Buyer shall pay all taxes, fees or other similar levies which may be assessed or otherwise applicable to the NGL's delivered to Buyer hereunder at and after delivery to Buyer, and, in the event Seller is required by law to pay any of said taxes, fees or other similar levies, Buyer shall reimburse Seller for such payment.

11.3 EXEMPTION CERTIFICATES. Buyer shall provide Seller with an exemption certificate(s), if any, in a form acceptable to the appropriate taxing authority for sales of NGL under this Agreement, and shall be responsible for the payment of Sales and Use Taxes for sales of NGL hereunder if it fails to do so, or if such taxes are otherwise assessed on such sales.

11.4 INCOME TAXES. Neither Party shall be responsible for any taxes of the other Party measured by the income of such Party.

                                   ARTICLE XII

                                     NOTICES

12.1 ADDRESSES. All notices or communications between the Parties required or allowed under this Agreement shall be in writing and shall be sent by certified United States mail (Return Receipt Requested) or first class United States mail, in each case with postage prepaid, by a facsimile transmission with receipt confirmed, or by overnight courier, addressed as follows:

IF TO Buyer:

PHILLIPS 66 COMPANY
Attn:  Manager of Natural Gas Liquids
788-B Adams Building
Bartlesville, Oklahoma 74004
Fax Number: (918) 662-2178

IF TO Seller:

Correspondence:

GPM Gas Corporation
Attn: Gas Marketing
1300 Post Oak Blvd., Suite 800
Houston, TX 77056

Fax Number: (713) 297-5964

Payments:

Chase Manhattan Bank
New York, New York
ABA No. 021000021,
For credit to GPM Gas Corporation,
Account 144-033-880

12.2 TIME OF NOTICE. Any notice or communication shall be deemed to have been properly given when received. Any notice or communication successfully transmitted by facsimile after 5:00 p.m. on a given Business Day, as evidenced by automatic confirmation produced by the sender's transmission equipment, shall be deemed received on the next succeeding Business Day.

12.3 CHANGE OF ADDRESS. Either Party may change its notice address by giving notice to the other Party in the manner set forth hereinabove; provided, however, that no change of address notice shall be effective until received by the other Party. Each Party shall provide the other with all names, telephone and facsimile numbers necessary for its performance under this Agreement.

                                  ARTICLE XIII

                                RECORDS AND AUDIT

13.1 Buyer and Seller shall maintain true and correct sets of records pertaining to performance of this Agreement and all transactions related thereto, and agree to retain all such records for a period of not less than two (2) years following the end of the production Month. Any representative or representatives authorized by either Party may audit any and all such records of the other Party at any reasonable time or times during performance of this Agreement and during the two-year period after completion of performance, for purposes of determining compliance with the terms hereof and to verify that no illegal or unauthorized payments or rebates have been paid to or by an employee or agent of either Party hereto.

                                   ARTICLE XIV

                                 CONFIDENTIALITY

14.1 CONFIDENTIAL MATTERS. The terms of this Agreement, including, but not limited to the price paid for NGL's, the quantities of NGL's purchased or sold and all other terms of this Agreement shall be kept confidential by the Parties hereto, except (i) as provided in Section 14.2, (ii) to the extent such information must be disclosed for the purpose of effectuating transportation of NGL's, (iii) as may be required to be disclosed by order of any court or other governmental authority (a "Compelled Disclosure"), (iv) for disclosure to Seller's or Buyer's respective attorneys and consultants or to any lenders and their attorneys or consultants in connection with any equity and debt financing of Seller or Buyer, or (v) as required in connection with Seller's or Buyer's risk management activity. Before any disclosure of the terms of this Agreement (other than a Compelled Disclosure), the Party disclosing the terms shall require that the third Party receiving the information execute a confidentiality statement containing terms substantially the same as those in this Article XIV. If either Party or any of its officers, directors, employees, agents or advisors become required to disclose any terms of this Agreement to third Parties pursuant to a Compelled Disclosure, the disclosing Party will give the other Party prompt notice of that fact, shall furnish only that portion of the Agreement which it is legally required to furnish, and shall exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such information by appropriate protective order or otherwise.

14.2 NOTICE. In the event that interrogatories, requests for production of documents, document subpoenas, civil investigative demands or similar processes call for Seller or Buyer, in the opinion of counsel, to disclose any confidential information in connection with this Agreement, it is agreed that the Party from whom such disclosure is sought will provide the other Party with prompt notice of such process so that the other Party may seek an appropriate protective order. The Party seeking the protective order agrees to keep the other Party informed of the progress on and the terms of any such protective order. In the event such protective order is not obtained, the Party from whom such disclosure is sought shall not be liable for complying with such legal process.

                                   ARTICLE XV

                            MISCELLANEOUS PROVISIONS

15.1 PARTIAL INVALIDITY. If any provision hereof is found by final and unappealable order or award to be non-enforceable, for any reason whatsoever, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties. In any event, all other provisions of this Agreement shall be deemed valid, binding and enforceable to the full extent allowed by law.

15.2 DEFAULT AND NONWAIVER. The failure of either Party to enforce any of the provisions of this Agreement at any time shall not be construed to be a waiver of such provision unless so notified by such Party in writing. No waiver of any breach of this Agreement shall be held to be a waiver of any other breach.

15.3 ENTIRE AGREEMENT. This Agreement contains the entire and only agreement between the Parties concerning the subject matter hereof, and it supersedes any prior correspondence, communications, agreements and understandings, whether oral or written, between the Parties. In order to be binding upon Buyer or Seller, any modification or amendment to this Agreement, or of any of the provisions hereof, must be in writing signed by both Parties. As of the Effective Date, this Agreement supersedes and replaces that certain Natural Gas Liquids Output Purchase and Sale Agreement, as amended, that was effective as of January 1, 1992.

15.4 ASSIGNMENT, SUCCESSORS. The terms, conditions and provisions of this Agreement shall inure to the benefit of the Parties hereto and their respective successors and assigns. Neither Party shall assign this Agreement, in whole or in part, without the other Party's prior written consent except to an Affiliate. Notwithstanding the foregoing, however, either Party may assign all or any part of its rights and obligations hereunder (and cause a novation of this Agreement to occur with respect to the rights and obligations so assigned) incident to a sale, transfer, amalgamation, joint venture or other restructuring involving all or a material portion of its assets related, in the case of Buyer, to its petrochemical production activities or its refining, marketing and transportation activities, or, in the case of Seller, to its NGL production activities, provided that (i) the transferee or other successor entity resulting from such transaction agrees to assume the assigning Party's rights and obligations hereunder (and to become a party hereto pursuant to a novation of this Agreement with respect to the rights and obligations so assigned) as of the effective date of any such transaction, and (ii) the assignee has a rating on its senior, secured debt that is not below investment grade (currently BBB- as measured by Standard & Poor's Corporation). In the event that the assignee does not have such rating, such assignment may nevertheless be made provided that, in the case of an assignment by Seller, performance of the assignee's obligations is guaranteed by Seller and, in the case of an assignment by Buyer, such performance is guaranteed by Buyer. Any such guarantees shall extend to the matters described in the form of the guarantee attached hereto as Exhibit F, and shall remain in effect until such time, if any, as the assignee achieves an investment grade rating for its senior secured debt. For greater certainty, either Party's right to assign may be exercised with respect to all Regions, or with respect to any specified Region or Regions.

15.5 LAWS AND REGULATIONS. This Agreement is in all respects subject to all Federal, State and local laws and all directives, regulations and orders issued or published by any Federal, State or local board, commission, or agency

15.6 GOVERNING LAW. REGARDLESS OF THE PLACE OF CONTRACTING, PLACE(S) OF PERFORMANCE, OR OTHERWISE, THIS AGREEMENT, AND ALL AMENDMENTS, MODIFICATIONS, ALTERATIONS OR SUPPLEMENTS THERETO, IF ANY, AND ALL QUESTIONS AS TO THE NATURE, VALIDITY AND INTERPRETATION OF ANY OF THE FOREGOING SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS.

15.7 HEADINGS. The Article and Section headings of this Agreement have been inserted only to facilitate reference and shall have no bearing on the construction and interpretation of this Agreement

15.8 NO THIRD PARTY BENEFICIARIES. This Agreement is entered into for the benefit of the Parties, their successors and permitted assigns, and nothing in this Agreement shall be construed as creating any rights or benefits in or to any third Party.

15.9 SURVIVAL. Any provision of this Agreement that expressly or by implication comes into or remains in force following the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement as set forth in such provisions.

15.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties have set their hands by their duly authorized officials as of the date set forth above.


PHILLIPS 66 COMPANY, a division of     GPM GAS CORPORATION
PHILLIPS PETROLEUM COMPANY


By: /s/ B.Z. PARKER                    By: /s/ M.J. PANATIER
    -------------------------------        --------------------------------
Title: Executive Vice President        Title: President
       ----------------------------           -----------------------------

Executed on: December 1, 1999          Executed on: December 2, 1999
             ----------------------                 -----------------------

                                   EXHIBIT A
                                 DELIVERY POINT

                            CONTRACT                               METER ID                MAXIMUM                     APPROXIMATE
    DELIVERY POINT           REGION              LOCATION             NO.      OPERATOR   OPERATING       NGL            HISTORIC
                                                                                          PRESSURE       GRADE        QUANTITY SOLD
                                                                                           (PSIG)                         (BPD)
                                                                                        (See Note 1)
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
Sherman-Hansford Plant     Panhandle         Hansford Co., TX        9614       Buyer      1,440           Y-1           13,100
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
      Dumas Plant          Panhandle          Moore Co., TX          9617       Buyer      1,125           Y-1            6,400
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
   Rock Creek Plant        Panhandle        Hutchinson Co., TX       9619       Buyer      1,430           Y-1           15,600
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
   Region Total Y-1        Panhandle             Various           Various     Various    Various          Y-1           35,100
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
Sherman-Hansford Plant     Panhandle         Hansford Co., TX        9875       Buyer        750           Y-2            1,200
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
      Dumas Plant          Panhandle          Moore Co., TX          9946       Buyer      1,115           Y-2              600
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
 Sneed Station/Treater     Panhandle          Moore Co., TX          9957       Buyer      1,180           Y-2            1,100
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
   Rock Creek Plant        Panhandle        Hutchinson Co., TX       9959       Buyer        570           Y-2            1,600
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
     Gray Booster          Panhandle           Gray Co., TX          9855       Buyer      1,395           Y-2            1,500
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
   Region Total Y-2        Panhandle             Various           Various     Various    Various          Y-2            6,000
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
     Okarche Plant         Oklahoma         Kingfisher Co., OK       9510       Other      1,320           Y-1           10,700
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
   Kingfisher Plant        Oklahoma         Kingfisher Co., OK       9530       Other      1,320           Y-1            9,400
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
   Mooreland to Koch       Oklahoma          Woodward Co., OK        Koch       Other     Per Koch         Y-1            6,000
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
    Cimarron Plant         Oklahoma          Woodward Co., OK        Koch       Other     Per Koch         Y-1              500
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
     Binger Plant          Oklahoma           Caddo Co., OK          Koch       Other     Per Koch         Y-1              200
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
     Region Total          Oklahoma              Various           Various     Various    Various          Y-1           26,800
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
     Artesia Plant        New Mexico           Eddy Co., NM          9839       Buyer      1,045           Y-1            4,200
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
     Eunice Plant         New Mexico           Lea Co., NM           9883       Buyer      1,045           Y-1            8,900
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
    Eunice to WTPL        New Mexico           Lea Co., NM           WTPL       Other     Per WTPL         Y-1       Included above
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
      Linam Ranch         New Mexico           Lea Co., NM           9626       Buyer      1,045           Y-1           12,900
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
  Linam Ranch to Koch     New Mexico           Lea Co., NM           Koch       Other     Per Koch         Y-1       Included above
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
  Linam Ranch to WTPL     New Mexico           Lea Co., NM           WTPL       Other     Per WTPL         Y-1       Included above
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
     Region Total         New Mexico             Various           Various     Various    Various          Y-1           26,000
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
    Fullerton Plant       West Texas         Andrews Co., TX         9829       Buyer      1,045           Y-1           10,200
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
   Fullerton to WTPL      West Texas         Andrews Co., TX         WTPL       Other     Per WTPL         Y-1       Included above
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
    Goldsmith Plant       West Texas          Ector Co., TX          9943       Buyer      1,100           Y-1           17,300
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
   Goldsmith to Koch      West Texas          Ector Co., TX          Koch       Other     Per Koch         Y-1       Included above
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
    Spraberry Plant       West Texas         Midland Co., TX         9546       Buyer      1,100           Y-1            7,400
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
     Benedum Plant        West Texas          Upton Co., TX          9906       Buyer      1,125           Y-1            5,300
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
     Region Total         West Texas             Various           Various     Various    Various          Y-1           40,200
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------

----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
    Giddings Plant          Austin           Bastrop Co., TX         9918       Buyer      1,335           Y-1            8,000
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------

----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------
    Combined Total        All Regions            Various           Various     Various    Various        Y-1/Y-2        142,100
----------------------- ----------------- ----------------------- ---------- ---------- -------------- --------- ------------------

(1) Buyer reserves the right to modify the maximum operating pressure at each Delivery Point. Buyer shall provide to Seller reasonable notice of any such modifications.

                                   EXHIBIT B-1
                     NGL/Y-1 PRODUCTS QUALITY SPECIFICATIONS
                              SCOPE AND APPLICATION


NGL CHARACTERISTICS                                    MINIMUM    MAXIMUM      TEST METHOD
==================================================== ========== ============ ====================
 1. COMPOSITION (LV%)
---------------------------------------------------- ---------- ------------ --------------------
     Carbon Dioxide, LV% of ethane volume: (Note 1)                 0.35         GPA 2186
---------------------------------------------------- ---------- ------------ --------------------
     Methane, LV% of total volume, or                               0.50         GPA 2186
---------------------------------------------------- ---------- ------------ --------------------
      LV% of ethane volume, if greater: (Note 1)                    1.50         GPA 2186
---------------------------------------------------- ---------- ------------ --------------------
     Ethane:                                                         N/A         GPA 2186
---------------------------------------------------- ---------- ------------ --------------------
     Aromatics:                                                     10.0         GPA 2186
---------------------------------------------------- ---------- ------------ --------------------
     Olefins:                                                        1.0         GPA 2186
---------------------------------------------------- ---------- ------------ --------------------
 2. VAPOR PRESSURE, psig @100(0)F:                                   600        ASTM D-1267
---------------------------------------------------- ---------- ------------ --------------------
 3. CORROSION, copper strip @100(0)F:                               No.1        ASTM D-1838
---------------------------------------------------- ---------- ------------ --------------------
 4. TOTAL SULFUR, ppmw:                                            1,200        ASTM D-2784
---------------------------------------------------- ---------- ------------ --------------------
 5. HYDROGEN SULFIDE:                                  Pass           --        ASTM D-2420
---------------------------------------------------- ---------- ------------ --------------------
 6. RESIDUAL MATTER,
---------------------------------------------------- ---------- ------------ --------------------
     Oil stain observation:                            Pass           --        ASTM D-2158
---------------------------------------------------- ---------- ------------ --------------------
 7. DISTILLATION,  End point,(0)F:                                   375        ASTM D-2887
---------------------------------------------------- ---------- ------------ --------------------
 8. COLOR, Saybolt No.:                                 +25           --     ASTM D-156(Note 2)
---------------------------------------------------- ---------- ------------ --------------------
     or, by colorimeter method, %:  (Note 4)            100           --        NGL-96-02-R1
---------------------------------------------------- ---------- ------------ --------------------
 9. MOISTURE CONTENT,
---------------------------------------------------- ---------- ------------ --------------------
     free water at delivery conditions:                  --         (Note 5)    NGL-96-01-R1
---------------------------------------------------- ---------- ------------ --------------------
10. TEMPERATURE, degrees F:
Ethane (mu) 50 mole %                                    40           90         Inspection
Ethane < 50 mole %                                       40          110
---------------------------------------------------- ---------- ------------ --------------------
11.  OTHER DELETERIOUS SUBSTANCES:                         See note 3           NGL-96-01-R1
==================================================== ========== ============ ====================

NOTES:

(1) Methane, carbon dioxide and water shall have no value.

(2) Test modified by first weathering sample to ambient temperature and pressure conditions.

(3) The product shall contain no substances which may reasonably have a deleterious effect upon the operation of the pipelines and NGL processing facilities, or upon the fractionated products derived therefrom.

(4) 100% specification is for a colorimeter calibrated such that distilled water reference standard reads 100% on 0-200% digital instrument scale, or the specification shall be 80% for a colorimeter calibrated such that distilled water reads 80% on 0-100% analog instrument scale.

(5) See Section 5.6 on determination of free water.

                                   EXHIBIT B-2
                       Y-2 PRODUCTS QUALITY SPECIFICATIONS
                              SCOPE AND APPLICATION

NGL CHARACTERISTICS                                    RESULT             TEST METHOD
                                                                        LATEST REVISION
============================================== ======================= ===================
NGL CHARACTERISTICS - FIELD TESTS
---------------------------------------------- ----------------------- -------------------
   Visual inspection,
---------------------------------------------- ----------------------- -------------------
     Suspended solids / particulate matter:              None              NGL-96-01-R1
---------------------------------------------- ----------------------- -------------------
     Deleterious substances (Note 4):                    None              NGL-96-01-R1
---------------------------------------------- ----------------------- -------------------
   Color, by colorimeter method, % (Note 6)             25 min.            NGL-96-02-R1
---------------------------------------------- ----------------------- -------------------
   NGL temperature, deg F:                         40 min. / 100 max.       Inspection
---------------------------------------------- ----------------------- -------------------

---------------------------------------------- ----------------------- -------------------
NGL CHARACTERISTICS - LAB TESTS
---------------------------------------------- ----------------------- -------------------
   Compositional Analysis, LV%
---------------------------------------------- ----------------------- -------------------
     Methane (Note 1):                                0.50 max.             GPA 2186
---------------------------------------------- ----------------------- -------------------
     Methane plus ethane (Note 1):                    2.00 max.             GPA 2186
---------------------------------------------- ----------------------- -------------------
     Carbon dioxide (Note 1):                         0.10 max.             GPA 2186
---------------------------------------------- ----------------------- -------------------
     Olefins:                                         0.20 max.             GPA 2186
---------------------------------------------- ----------------------- -------------------
     Water (Note 1):                                   Report               (Note 5)
---------------------------------------------- ----------------------- -------------------
   Calculated Parameters (Note 2),
---------------------------------------------- ----------------------- -------------------
     Vapor pressure, psia @ 100 F:                     100 max.             GPA 2186
---------------------------------------------- ----------------------- -------------------
     Average molecular weight of C6+:                  110 max.             GPA 2186
---------------------------------------------- ----------------------- -------------------
   Total sulfur, ppmw:                               1,200 max.            ASTM D-2784
---------------------------------------------- ----------------------- -------------------

---------------------------------------------- ----------------------- -------------------
     Total fluorides, ppmw:                             10 max              UOP-619
---------------------------------------------- ----------------------- -------------------
     Volatile fluorides, ppmw (Note 3):               0.10 max.             UOP-619
---------------------------------------------- ----------------------- -------------------
   Non-volatile matter, ppmw                         1,000 max.           PPCO SLP-1629
---------------------------------------------- ----------------------- -------------------
   Distillation end point, deg F:                    375 F max.            ASTM D-2887
============================================== ======================= ===================

NOTES:   (1) Water, methane, and carbon dioxide shall have no value.

         (2) Vapor pressure and average molecular weight parameters are determined by calculations based upon GLC compositional analysis of sample.

         (3) Fluoride compounds present in portion of Product sample with boiling points of less than 100 deg F are limited to 0.10 ppmw maximum.

         (4) All products shall contain no substances which may reasonably have a deleterious effect upon the operation of the pipeline and NGL processing facilities, or upon the fractionated products derived therefrom.

         (5) See Section 5.7 regarding determination of water in Y-2 product.

         (6) 25% specification is for a digital colorimeter calibrated such that the distilled water reference standard reads 100% on a 0200% digital instrument scale. Product sample shall be weathered to ambient temperature and pressure conditions prior to test.

                                    EXHIBIT C
                                REFERENCE PRICES

Y-1 NGL Component      Oklahoma                  Panhandle                 West Texas, Austin and New Mexico
-----------------   ---------------     -----------------------------      ---------------------------------

                      OPIS Conway/            OPIS MONT Belvieu                        OPIS Belvieu
    Ethane             Group 140                   EP Mix                             50% as EP Mix
                      Ethane MAPCO                                                 50% as Purity Ethane

                      OPIS Conway/             28.2% of Ethane
                       Group 140        as OPIS Belvieu Propane, TET,                  OPIS Belvieu
    Propane          Propane MAPCO      and remainder as OPIS Conway/                  TET Propane
                                        Group 140 Propane (See Note)

                      OPIS Conway/              OPIS Conway/
   i-Butane            Group 140                  Group 140                            OPIS Belvieu
                    Isobutane MAPCO            Isobutane MAPCO                      Non-TET Isobutane

   n-Butane           OPIS Conway/              OPIS Conway/                           OPIS Belvieu
                       Group 140                  Group 140
                    N. Butane MAPCO            N. Butane MAPCO                       Non-TET n-Butane

 Pentanes Plus        OPIS Conway/              OPIS Conway/
                       Group 140                  Group 140                            OPIS Belvieu
                      N. Gas MAPCO              N. Gas MAPCO                          Non-TET N. Gas

-----------------   ---------------     -----------------------------      ---------------------------------

Y-2 NGL Component        Oklahoma                  Panhandle               West Texas, Austin and New Mexico
-----------------   ---------------     -----------------------------      ---------------------------------

                                                OPIS Conway/
    Ethane                --                      Group 140                                --
                                                Ethane MAPCO

    Propane                                     OPIS Conway/
                          --                      Group 140                                --
                                                Propane MAPCO

   i-Butane                                     OPIS Conway/
                          --                      Group 140                                --
                                                  Isobutane

   n-Butane                                     OPIS Conway/
                          --                      Group 140                                --
                                               N. Butane MAPCO

 Pentanes Plus            --                    WTI Crude Oil                              --
                                              NYMEX Daily Close
-----------------   ---------------     -----------------------------      ---------------------------------

Note:. In the Panhandle Region, a portion of the propane contained in Y-1 product, if any, up to 28.2% of the relative amount of ethane present, will be valued as OPIS Mt. Belvieu price and the remainder as Conway propane. An example of the determination of such quantity is as follows:

   NGL Components                Barrels
      Methane                      1,250
       Ethane                     97,150  x 0.282 = 27,396.3
      Propane                    101,100
      i-Butane                    20,100
      n-Butane                    47,700
     Pentanes+                    32,700
     Total Y-1                   300,000

Portion priced as Belvieu Propane   =27,396.3
Portion priced as Conway Propane    =73,703.7
                                    ---------
Total Propane                       100,100.0

Note: 0.282 is a constant equal to the ratio of propane in EP mix (assumed to be 0.220 for purposes of this Agreement) to ethane in EP Mix (assumed to be 0.780 for purposes of this Agreement), as produced at Buyer's Borger NGL fractionator, or 0.220/0.780 = 0.282.

                                    Exhibit D
                   TRANSPORTATION AND FRACTIONATION VARIABLES

================ ======================= ===================== ====================== ================= ==================
    Region             Plant Name           NGL Component        Market Reference      Transportation      Market Frac
                                                                       Price
---------------- ----------------------- --------------------- ---------------------- ----------------- ------------------
                                             C2 in EP Mix          Belvieu OPIS            $1.050            $0.580
   Panhandle         Rock Creek Y-1          C3 in EP Mix          Belvieu OPIS            $1.050            $0.580
                                           Residual C3-C5+          Conway OPIS            $0.500            $0.580

                      Sherhan Y-1            C2 in EP Mix          Belvieu OPIS            $1.150            $0.580
                     and Dumas Y-1           C3 in EP Mix          Belvieu OPIS            $1.150            $0.580
                                           Residual C3-C5+          Conway OPIS            $0.610            $0.580

                 Williams Skellytown        All Components          Conway OPIS            $0.500            $0.580
                 (Note 1)

                     Sherhan, Dumas          C2-C4 in Y-2           Conway OPIS            $0.610            $0.580
                 Sneed, Rock Creek and      Pentanes Plus            WTI NYMEX             $1.950            $0.900
                        Gray Y-2
---------------- ----------------------- --------------------- ---------------------- ----------------- ------------------
  New Mexico            Artesia             All Components         Belvieu OPIS            $0.930            $0.660

                         Eunice             All Components         Belvieu OPIS            $0.660            $0.660

                      Linam Ranch           All Components         Belvieu OPIS            $0.640            $0.660

                    Seminole Clemens        All Components         Belvieu OPIS            $0.100            $0.660
                        (Note 1)
---------------- ----------------------- --------------------- ---------------------- ----------------- ------------------
  West Texas           Fullerton            All Components         Belvieu OPIS            $0.660            $0.660

                       Goldsmith            All Components         Belvieu OPIS            $0.620            $0.660

                       Spraberry            All Components         Belvieu OPIS            $0.660            $0.660

                        Benedum             All Components         Belvieu OPIS            $0.660            $0.660

                    Seminole Clemens        All Components         Belvieu OPIS            $0.100            $0.660
                        (Note 1)
---------------- ----------------------- --------------------- ---------------------- ----------------- ------------------
    Austin              Giddings            All Components         Belvieu OPIS            $0.500            $0.660

                    Seminole Clemens        All Components         Belvieu OPIS            $0.100            $0.660
                        (Note 1)
---------------- ----------------------- --------------------- ---------------------- ----------------- ------------------
   Oklahoma            Kingfisher           All Components          Conway OPIS            $0.470            $0.580

                        Okarche             All Components          Conway OPIS            $0.470            $0.580

                       Mooreland            All Components          Conway OPIS           See (a)            See (a)


                        Cimarron            All Components          Conway OPIS           See (a)            See (a)


                         Binger             All Components          Conway OPIS           See (b)            See (b)


                      Conway Frac           All Components          Conway OPIS            $0.100            $0.580
---------------- ----------------------- --------------------- ---------------------- ----------------- ------------------

================ ======================= ============================================================
    Region             Plant Name           Market Basis for Transportation fee Deduction
---------------- ----------------------- ------------------------------------------------------------
                                            Negotiated settlement
   Panhandle         Rock Creek Y-1         Negotiated settlement
                                            Negotiated settlement

                      Sherhan Y-1           Negotiated settlement
                     and Dumas Y-1          Negotiated settlement
                                            Negotiated settlement

                 Williams Skellytown        Panhandle Base T&F Fee
                 (Note 1)

                     Sherhan, Dumas         Same as Sherhan-Dumas Y-1 C3+ components
                 Sneed, Rock Creek and      Total Transportation plus market frac equals $2.85
                        Gray Y-2
---------------- ----------------------- ------------------------------------------------------------
  New Mexico            Artesia             West Texas Pipeline LP Indian Basin to Mt. Belvieu tariff

                         Eunice             West Texas Pipeline LP Eunice to Mt. Belvieu tariff

                      Linam Ranch           Koch Chaparral Linam Ranch to Mt. Belvieu tariff

                    Seminole Clemens        $0.100/Bbl Handling Fee
                        (Note 1)
---------------- ----------------------- ------------------------------------------------------------
  West Texas           Fullerton            West Texas Pipeline LP Fullerton to Mt. Belvieu tariff

                       Goldsmith            Koch Chaparral Goldsmith to Mt. Belvieu tariff

                       Spraberry            West Texas Pipeline LP Fullerton to Mt. Belvieu tariff

                        Benedum             West Texas Pipeline LP Fullerton to Mt. Belvieu tariff

                    Seminole Clemens        $0.100/Bbl Handling Fee
                        (Note 1)
---------------- ----------------------- ------------------------------------------------------------
    Austin              Giddings            Negotiated settlement

                    Seminole Clemens        $0.100/Bbl Handling Fee
                        (Note 1)
---------------- ----------------------- ------------------------------------------------------------
   Oklahoma            Kingfisher           Chisholm tariff plus negotiated settlement

                        Okarche             Chisholm tariff plus negotiated settlement

                       Mooreland            (a) T & F to be same as deducts in prevailing PPCO/Koch
                                            agreement

                        Cimarron            (a) T & F to be same as deducts in prevailing PPCO/Koch
                                            agreement

                         Binger             (b) T & F calculated as OPIS less actual Buyer's netback,
                                            plus $0.05/Bbl

                      Conway Frac           $0.100/Bbl Handling Fee
---------------- ----------------------- ------------------------------------------------------------

Note 1. Applicable only if deliveries made at these locations with Buyer's consent.

                                    EXHIBIT E
                    PROVISIONS REGARDING THE BENEDUM ANALYZER

1. Buyer will install an on-line analyzer instrument (the "Benedum Analyzer") capable of sampling and measuring the NGL Components which are contained within the aggregate NGL stream comprised predominately of NGL's from Seller's Plants which are contained and flowing within Buyer's pipeline number 80-1-6, and separately NGL's from Seller's Benedum plant. The Benedum Analyzer will be located at or near the point at which such pipeline flows into Buyer's Benedum, Texas Terminal. Buyer currently contemplates that it will set the instrument to obtain and analyze NGL samples at approximately fifteen (15) minute intervals throughout each Day (any such analysis being hereinafter referred to as a "Periodic Analysis"). Buyer may, however, from time to time alter the sampling and analysis frequency to such other intervals as, in Buyer's reasonable judgment, will be sufficient for the provision of data from which Buyer may calculate the components and other characteristics of the NGL's received at the Benedum Plant each Day (each such calculated analysis being hereinafter referred to as a "Daily Analysis"). The samples so obtained will be analyzed by a gas chromatograph comprising an integral part of the instrument.

2. The Benedum Analyzer shall be utilized to determine, pursuant to Section 5.8, the methane to ethane ratios of NGL's delivered from Seller's Plants within the West Texas and New Mexico Regions which are contained and flowing within Buyer's Spraberry Lateral pipeline number 80-1-6 at the Benedum terminal and, by separate analysis, those NGL's delivered from Seller's Benedum Plant

3. Buyer may infrequently from time to time reverse the direction of flow of its Mextex pipeline system such that NGL's from Buyer's Mextex system are introduced into and commingled with Seller's NGL deliveries from the New Mexico and West Texas Regions. In such event, Buyer shall notify Seller as to the time and duration that the Mextex line reversal is expected to occur, and during the period beginning the day the Mextex line is actually reversed and extending until the fifth (5th) Day after the end of such reversal, the 1.75LV% peak ratio value and the maximum methane to ethane ration of 1.25LV% shall not apply, and the quality incentive bonus shall be calculated on the basis of the ethane contained within the stream, as measured at the Benedum Analyzer.

4. In the event Buyer makes a connection with a third party plant such that material quantities of NGL's from a party other than Seller or Seller's Affiliates are routinely commingled with the NGL's delivered by Seller to Buyer from the New Mexico or West Texas Regions, Buyer shall notify Seller with respect to the same and the Parties shall agree as to how to accommodate the additional third party NGL's with regard to testing of methane to ethane ratios at the Benedum Analyzer for Seller's NGL's in line 80-1-6 . If the Parties fail to reach agreement on a suitable alternate determination method, then the matter shall be resolved pursuant to the dispute resolution procedure described in
Section 9.1(a) hereof.

                                    EXHIBIT F

                                FORM OF GUARANTEE

     Whereas GPM Gas Corporation ("Subsidiary") [or Phillips 66 Company with appropriate changes to references to the parties in the text below] has entered into an NGL Supply Agreement (the "Agreement") with Phillips Petroleum Company ("Phillips") for the sale and delivery of certain natural gas liquids (NGL's) produced in the states of Texas, Oklahoma and New Mexico;

     Whereas, a ___________ ("Aquirer") has acquired all of the issued and outstanding shares of stock of Subsidiary;

     Whereas, ____________ Aquirer is an (indirect) subsidiary of parent of __________("Parent');

     Whereas the Parent desires that all of the rights and obligations under the Agreement be rights and obligations of Subsidiary; and

     Whereas, Phillips does not object to the Subsidiary's enjoying the rights and bearing the obligations under the Agreement, provided that such obligations are guaranteed by the Parent, and Parent is willing to guarantee those obligations as hereinafter provided;

     NOW THEREFORE, in consideration of Phillips' acquiescence to the Subsidiary's remaining as the party to the Agreement, and as the Seller thereunder, Parent agrees as follows:

1. Parent hereby, as a primary obligor, unconditionally and irrevocably guarantees to Phillips the due, faithful and timely performance by the Subsidiary (and by all other Affiliates as defined in the Agreement of the Parent to which the Subsidiary might in the future assign rights or obligations under the Agreement) of all obligations of the Subsidiary (or such other Affiliates) under and arising out of the Agreement.

2. Parent further guarantees that Parent will provide the Subsidiary (directly or through other Affiliates of the Parent) all resources reasonably required in order for the Subsidiary to fulfill its obligations under the Agreement.

3. This Guarantee is a continuing guarantee and shall remain in force until all obligations of the Subsidiary under the Agreement have been discharged in full.

4. This Guarantee and the obligations of Parent hereunder shall not be affected by any act, omission or circumstance which, but for this provision, might operate to release or otherwise exonerate the Parent from its obligations hereunder or affect such obligations including without limitation (i) the bankruptcy or insolvency of the Subsidiary, or any amendment, modification, extension, waiver, indulgence (including extension of time) or concession made or granted to Subsidiary, (ii) the taking, variation, compromise, renewal or release of, or refusal or neglect to perfect or enforce, the Agreement or any rights, remedies or securities against or granted by Subsidiary, or
     (iii) the unenforceability of any obligations of Subsidiary under the Agreement.

5. The Parent waives any right it may have to require Phillips to proceed against or claim payment from Subsidiary or enforce any guarantee or security granted by any other person before making a demand against Parent under this Guarantee.

6. Each demand by Phillips for payment under this Guarantee shall be made in writing addressed as follows:

     Parent shall promptly notify Phillips of any change in its address for the presentation of demands hereunder.

7. This Guarantee shall be governed by and construed and interpreted in accordance with the laws of the State of Texas applicable to contracts made and to be enforced in such jurisdiction. Parent and Phillips hereby submit to the exclusive jurisdiction of the United States District Court for the ___________ District of __________ (or, in the event that such court lacks jurisdiction, to the courts of general jurisdiction of the State of _______ sitting in ___________) for purposes of the enforcement of this Guarantee and the resolution of any claim, dispute or controversy arising hereunder.

8. Phillips shall give Parent not less than thirty-(30) days' written notice before commencing any proceedings to enforce this Guarantee.

     Executed as of the __ day of ___________, ______.

     (Parent )


     By:
        -------------------------------

     Title:
           ----------------------------

                                    EXHIBIT G
                              BUSHTON PLANT SYSTEMS

                     GPM Panhandle Region Gathering Systems
                          Purchased from Enron and ANR

------------------------------------- ----------------------------------------------------
Beaver County #5                      Mendota
------------------------------------- ----------------------------------------------------
Beaver County #6                      Red Deer
------------------------------------- ----------------------------------------------------
Beaver County #7                      Griggs
------------------------------------- ----------------------------------------------------
Beaver County #9                      Morrison
------------------------------------- ----------------------------------------------------
Woodward County #1                    NNG/GPM Kaiser-Francis Baker 1-10
------------------------------------- ----------------------------------------------------
Woodward County #2                    NNG Weber #23-7
------------------------------------- ----------------------------------------------------
Woodward County #3                    NNG Dude Wilson
------------------------------------- ----------------------------------------------------
Beaver County #11                     Beaver County #1
------------------------------------- ----------------------------------------------------
Beaver County #12                     NNG/GPM Paulson #1-2 PDC
------------------------------------- ----------------------------------------------------
Beaver County #13                     Harvey/Thurmond
------------------------------------- ----------------------------------------------------
Spearman Compressor                   NNG/Dewey #1 PDC
------------------------------------- ----------------------------------------------------
ANR/GPM Lovedale                      GPM/NNG State of Texas I/C
------------------------------------- ----------------------------------------------------
ANR/GPM North Lovedale                Bridges B-17
------------------------------------- ----------------------------------------------------
ANR/GPM Laverne                       NNG/GPM THIERSTEIN PDC
------------------------------------- ----------------------------------------------------
ANR/GPM Lovedale C                    NNG/GPM JAHNEL PDC
------------------------------------- ----------------------------------------------------
East Clinton                          NNG/GPM MALES/EARLE PDC
------------------------------------- ----------------------------------------------------
CCPL Redmoon                          NNG/GPM MATHERS 1-27 PDC
------------------------------------- ----------------------------------------------------
Turkey Gathering                      NNG/GPM MOLLY #1 PDC
------------------------------------- ----------------------------------------------------
Burnett Compressor                    NNG/GPM THOMAS HILL #1
------------------------------------- ----------------------------------------------------
BOYD UNIT INTERCONNECT                NNG/GPM GUENZAL/SPURLIN PDC
------------------------------------- ----------------------------------------------------
Gregory #2-16 NNG/GPM PDC             NNG/GPM MERRICK PDC
------------------------------------- ----------------------------------------------------
Farnsworth (NNG)                      NNG/GPM ROGER MILLS PDC
------------------------------------- ----------------------------------------------------
Lipscomb County #2                    NNG/GPM FEE PDC
------------------------------------- ----------------------------------------------------
Clark County #1                       NNG/GPM SANDERS A-74 PDC
------------------------------------- ----------------------------------------------------
Clark County #2                       NNG/GPM LEELAND PDC
------------------------------------- ----------------------------------------------------
Beaver County #15                     NNG/GPM BOX ELDER PDC
------------------------------------- ----------------------------------------------------
Ellis County #1                       Hemphill County #1
------------------------------------- ----------------------------------------------------
Ellis County #2                       NNG/GPM Logsdon #1-4 PDC
------------------------------------- ----------------------------------------------------
Ellis County #3                       NNG/GPM Cates PDC
------------------------------------- ----------------------------------------------------
Ellis County #4                       Hemphill County #2
------------------------------------- ----------------------------------------------------
NNG/GPM Feil #1 PDC                   Hemphill County #3
------------------------------------- ----------------------------------------------------
Doby, Glenwood, Hamm, Stockholm       Hutchinson County #1
------------------------------------- ----------------------------------------------------
Lips/Higgins/Bussard Delivery         Beaver County #2
------------------------------------- ----------------------------------------------------
Lockhart (PH Lateral P-1)             Lipscomb County #1
------------------------------------- ----------------------------------------------------
Coburn Delivery Point                 Beaver County #3
------------------------------------- ----------------------------------------------------
Feldman                               Northrup
------------------------------------- ----------------------------------------------------
Wiggins Delivery Point
------------------------------------- ----------------------------------------------------
Mathers Humphries
------------------------------------- ----------------------------------------------------
Leedy/Beal
------------------------------------- ----------------------------------------------------
Blackketter Delivery Point
------------------------------------- ----------------------------------------------------
Hammon
------------------------------------- ----------------------------------------------------
Canadian (Parnell, Parsell, Waka)     O:\LEGAL\GPM Stock-JV deals CONF\NGL Agreement final
                                      11-30-99.doc
------------------------------------- ----------------------------------------------------

                               AMENDMENT NO. 1 TO
                     NGL OUTPUT PURCHASE AND SALE AGREEMENT

         This Amendment No. 1 dated as of December 16, 1999, amends the NGL OUTPUT PURCHASE AND SALE AGREEMENT ("Agreement") executed by the parties on December 1 and 2, 1999, and dated as of January 1, 2000, by and between PHILLIPS 66 COMPANY, a division of PHILLIPS PETROLEUM COMPANY, a Delaware corporation ("Buyer"), and GPM GAS CORPORATION, a Delaware corporation ("Seller"). Buyer and Seller are sometimes referred to individually herein as a "Party" and collectively as the "Parties."

         Phillips Petroleum Company ("Phillips") is considering entering into a Contribution Agreement and related agreements with Duke Energy Corporation ("Duke") under which Duke and Phillips would contribute subsidiaries owning gas gathering and processing assets including Seller to a new holding company ("Holding Company"). Under the contemplated agreement, Duke Energy Field Services Inc. and its related subsidiaries (collectively "DEFS") would also be contributed to the Holding Company. This Amendment No. 1 shall only be effective if the Holding Company is formed and DEFS and its subsidiaries and the Phillips subsidiaries are contributed to it.

         In consideration of the premises and of the mutual covenants contained herein, the parties agree to amend the Agreement as follows:

         1. DEFS EXCLUSION FROM COMMITMENT. (a) Buyer and Seller agree that subject to the other provisions of this Amendment, and in particular except as stated in Paragraph 3 below, NGL production from facilities owned or controlled by DEFS as of the date of contribution of DEFS and its subsidiaries to the Holding Company shall not be committed or dedicated under the Agreement, even if after the formation of the Holding Company DEFS or companies included in DEFS are merged with Seller or DEFS gathering facilities are otherwise integrated with those of Seller. Notwithstanding the foregoing, any additions to the NGL production facilities or changes in the gas plant supplies owned and controlled by DEFS that occur during the interim period between the effective date of the Agreement and the date of contribution of DEFS and its subsidiaries to the Holding Company to the extent that they involve any NGL's that are owned or controlled or purchased or exchanged by Phillips as of the date of the Agreement shall remain committed and dedicated to Phillips under the respective controlling agreements.

         (b) The definition of "New Plants" in Section 1.1(o) of the Agreement is revised to read as follows:

         (o) New Plant" means a gas processing plant not described on "A" at which Seller delivers or intends to deliver natural gas located within the counties listed in the definition of each Region and all areas within 25 miles of those counties.

         2. DIVERSION. Section 3.2(c) is revised to read as follows:

                  (c) Seller covenants to Buyer that it will not enter into business combinations, contracts or agreements, or otherwise modify its normal business practices, which have as their purpose or as a significant effect the reduction or diversion of the quantities of NGL's to be delivered and sold by Seller to Buyer hereunder (by the diversion of raw gas supplies out of any Region, or otherwise), or any circumvention of Seller's other obligations hereunder.

         3. INCREASES IN NGL PRODUCTION CAPACITY. Sections 3.4 and 3.5 of the Agreement are amended as follows. After formation of the Holding Company, in the event Seller or Holding Company anticipates or causes an increase in the quantity of NGL's at any source of NGL production committed under the Agreement or at any DEFS NGL production source and such increase results from any single addition of processed gas volumes of 10 MMcf per day or more at the time of the addition, Buyer shall have the right to purchase 40% of the NGL's associated with those increased volumes under the Agreement. The provisions of Section 3.4 will apply to these additions for purposes of arranging for purchase, sale and delivery of the affected NGL's to Buyer.

         4. PLANT CONSOLIDATIONS WITH DEFS. The contemplated Holding Company will desire to achieve operating efficiencies resulting from the combination of assets, and may consider consolidations of Seller and DEFS assets as permitted in Section 3.7 of the Agreement. In the event the Holding Company causes one or more consolidations of its owned or controlled gas gathering and processing assets between former DEFS facilities and Seller facilities, the volume of NGL production committed to Buyer under this Agreement affected by such a consolidation will be equal to a percentage of future production from the consolidated facilities where such percentage shall be calculated by taking the volume of NGL production committed to Buyer at the consolidated facilities divided by the total NGL production of the consolidated facilities, both determined where applicable over the prior 12 months. Sample calculations of such volumes and percentage are shown in two illustrative examples attached to and incorporated by reference in this Amendment.

         5. INDEMNIFICATION PROCEDURES. The last sentence of Section 5.4(c)(iii) is amended to read as follows:

         Provided however, the Indemnifying Party and its representatives shall have the right to use or disclose to any third party information deemed confidential by the Indemnified Party if the Indemnifying Party has undertaken reasonable measures to protect the confidential nature of the information during the proceedings.

         6. BUYER OFFSETS. The last sentence of Section 6.1 is modified to read as follows:

         Upon written notice to Seller, Buyer may withhold from and offset against any amounts payable to Seller hereunder, any amounts payable by Seller to Buyer under this Agreement or under any other agreement between Buyer and Seller or Seller's affiliates other than affiliates of Duke Energy Corporation not included in the Holding Company provided for in the Contribution Agreement between Phillips and Duke Energy Corporation, et al. dated as of December 16, 1999.

         7. BUYER INDEMNIFICATION, NGL HANDLING. The following sentences are added to the end of Section 8.2, Warranty of Title:

         Buyer will defend, indemnify, and save Seller, its affiliates, and their officers, agents, and employees harmless from all suits, claims, liens, damages, costs (including attorneys' fees and costs of litigation), losses, expenses, and encumbrances of whatsoever nature arising from and out of claims of any or all persons of and concerning title to NGL's delivered to Buyer and claims for royalties, taxes, license fees, payments and other charges thereon applicable after the title transfers to Buyer; provided however, that this sentence shall not apply, and Seller shall indemnify Buyer and the Buyer Indemnitees for Off-Specification NGL's as stated in Section 5.4. The indemnification procedures of Section 5.4(c) will apply to requests for indemnification under this Section 8.2.

         8. EXHIBIT F FORM OF GUARANTEE. The Guarantee in the form of Exhibit F if required shall be executed by Seller's direct parent company, and no parent of that company shall be required to execute a Guarantee in the form of Exhibit F.

         9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10. SCOPE. The Agreement is amended to the extent noted herein. In all other respects, it is confirmed and shall continue in full force and effect.

         IN WITNESS WHEREOF, the Parties have set their hands by their duly authorized officials as of the date set forth above.


PHILLIPS 66 COMPANY, a division of        GPM GAS CORPORATION
PHILLIPS PETROLEUM COMPANY



By:  /s/ B.Z. PARKER                      By:  /s/ M.J. PANATIER
    ---------------------------------        ----------------------------------
Title:  Executive Vice President          Title:  President
      -------------------------------           -------------------------------

Executed on:  December 1, 1999            Executed on:  December 2, 1999
            -------------------------                 -------------------------

                         ATTACHMENT A TO AMENDMENT NO. 1
                    TO NGL OUTPUT PURCHASE AND SALE AGREEMENT


Provided below are two examples illustrating how the percentage and committed volumes are to be determined under Section 3.7 of the Agreement as amended by Paragraph 4 of this Amendment.



EXAMPLE 1.   GPM OR GPM NON-OPERATED PLANT NGL'S DISPLACED TO DEF'S PLANT.

             Date of Displacement is 6/15/2000

             NGL Production for the period June 1999 through May 2000.

                       GPM CO-OWNED PLANT, PARTIALLY COMMITTED                      BBLS/YR.

             GPM Owned and Controlled NGL's to Phillips                             1,768,425
             In-Kind NGL's due GPM contracted to Third Parties                        141,620
             Uncommitted Portion that is Co-owner Owned                             2,464,845
                                                                                    ---------
             Total NGL's from Plant                                                 4,374,890

                                     DEFS PLANT                                       BBLS/YR.

             DEFS Owned and Controlled NGL's                                        1,200,485
             In-Kind NGL's due DEFS contracted to Third Parties                     4,550,820
                                                                                    ---------
             Total NGL's from Plant                                                 5,751,305

                        SHARE TO BE COMMITTED TO PHILLIPS
                             (1,768,425 + 141,620) /
              (1,768,425 + 141,620 + 5,751,305) WHICH EQUALS 24.93%



             NGL production during a month subsequent to the displacement

                        CONSOLIDATED PRODUCTION AT DEFS PLANT                         BBLS/MO.

             DEFS Owned and Controlled NGL's                                          100,000
             In-Kind NGL's due DEFS Affiliated Third Parties                          380,000
             Uncommitted Portion that is GPM Co-owner Owned                                 0
             Additional NGL's due to Consolidation                                    165,000
                                                                                      -------
             Total NGL's from Plant                                                   645,000

                 MONTHLY VOLUMES DELIVERED AND SOLD TO PHILLIPS
                          (645,000 X 0.2493) = 160,804

EXAMPLE 2.   DEFS PLANT NGL'S DISPLACED TO GPM PLANT CONTAINING DISPLACED DEFS
             NGL'S.

             Date of Displacement is 6/15/2001

             NLG Production for the period June 2000 through May 2001.

                           GPM PLANT COMMITTED TO PHILLIPS                          BBLS/YR.

             GPM Owned and Controlled NGL's TO PHILLIPS                             3,593,425
             In-Kind NGL's due GPM contracted  to Third Parties                       506,620
             DEFS Owned and Controlled Uncommitted NGL's                            1,204,135
                                                                                    ---------
             Total NGL's from Plant                                                 5,304,180

                                     DEFS PLANT                                       BBLS/YR.

             DEFS Owned and Controlled NGL's                                        1,200,485
             In-Kind NGL's due DEFS contracted to Third Parties                     4,550,820
                                                                                    ---------
             Total NGL's from Plant                                                 5,751,305

                        SHARE TO BE COMMITTED TO PHILLIPS
                             (3,593,425 + 506,620) /
                   (5,304,180 + 5,751,305) WHICH EQUALS 37.09%



             NGL production during a month subsequent to the displacement

                           CONSOLIDATED NGL'S AT GPM PLANT                            BBLS/MO.

             GPM Owned and Controlled NGL's                                           300,000
             In-Kind NGL's due Third Parties by GPM                                    42,000
             DEFS Owned and Controlled Uncommitted NGL'S                              100,000
             Additional NGL's due to Consolidation                                    480,000
                                                                                      -------
             Total NGL's from Plant                                                   922,000

                 MONTHLY VOLUMES DELIVERED AND SOLD TO PHILLIPS
                          (922,000 X 0.3709) = 341,934